Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BETWEEN

XTO OFFSHORE INC.,

HHE ENERGY COMPANY,

XH, LLC,

AND

DYNAMIC OFFSHORE RESOURCES, LLC

EFFECTIVE TIME:

AUGUST 1, 2011 AT 7:00 AM CDT

i

ARTICLE IV	RESERVED OVERRIDING ROYALTY	6
4.01	Reserved Overriding Royalty	6

ARTICLE V	BUYER’S REVIEW	8
5.01	Buyer’s Review before Signing this Agreement	8
5.02	Access to XTO Energy-Operated Interests	9
5.03	Environmental Assessment	9
5.04	Access to Interests Operated by Others	10
5.05	Material, Facilities, Platforms, and Equipment	10
5.06	No Warranty of Accuracy; Disclaimer	10
5.07	Buyer’s Confidentiality Obligations	10

ARTICLE VI	TITLE AND TITLE DEFECTS	11
6.01	Title Defect	11
6.02	Adjustments to Allocations	11
6.03	Description and Other Errors	13
6.04	Restrictions on Use	14
6.05	Engineering Controls	14
6.06	Covenants Running with the Land	14

ARTICLE VII	PRE-CLOSING OBLIGATIONS	15
7.01	Preferential Rights	15
7.02	Related Agreements	15
7.03	Third Party Notifications and Approvals	16
7.04	Change of Operator	16
7.05	INTENTIONALLY OMITTED	16
7.06	Outstanding Suspensions of Production (MP 112, MP 116)	16

ARTICLE VIII	CLOSING	17
8.01	Closing Date	17
8.02	Buyer’s Request/Right to Delay Closing	17
8.03	XTO Energy’s Right to Delay Closing	17
8.04	Closing Obligations	17
8.05	Offset of Amounts Owed to XTO Energy and Affiliates	22
8.06	Condition Precedent	22
8.07	Buyer’s Representation by Closing	22
8.08	Insurance	22
8.09	Right to Terminate	22

ARTICLE IX	POST-CLOSING OBLIGATIONS	23
9.01	Filing and Recording	23
9.02	Copies	23
9.03	Further Assurances	24
9.04	Post-Closing Third-Party Consents	24
9.05	Reassignment	24
9.06	Buyer’s Compliance	24
9.07	Property Sales Accounting Agreement	24

9.08	Plugging and Abandoning Wells; Remediation	24
9.09	Surrender or Abandonment of Interests	25

ARTICLE X	TAXES	25
10.01	Ad Valorem Taxes	25
10.02	Production Taxes	26
10.03	Other Taxes	26
10.04	Tax-Deferred Exchange	26

ARTICLE XI	OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES, CLAIMS, AND DISBURSEMENTS	26
11.01	Oil in Storage	26
11.02	Proceeds, Costs, and Expenses	28
11.03	Notice to Remitters of Proceeds	28
11.04	Reservation of Claims	28

ARTICLE XII	XTO ENERGY-OPERATED INTERESTS	29
12.01	Operation by XTO Energy	29
12.02	Charges Paid by Buyer	29
12.03	Risk of Loss	29
12.04	Selection of Operator	30
12.05	Removal of Signs	31

ARTICLE XIII	INTERESTS OPERATED BY OTHERS	31
13.01	Charges Paid by Buyer	31
13.02	Risk of Loss	31

ARTICLE XIV	PREFERENTIAL RIGHT TO PURCHASE OIL	32

ARTICLE XV	INTENTIONALLY OMITTED	33

ARTICLE XVI	BUYER’S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE AND BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS	33
16.01	Buyer’s Release and Discharge of XTO Energy and its Associated Parties	33
16.02	Buyer’s Covenant Not to Sue XTO Energy or its Associated Parties	33
16.03	Buyer’s Obligations to Indemnify, Defend, and Hold XTO Energy and its Associated Parties Harmless	33
16.04	Buyer’s Obligations	34
16.05	Buyer’s Duty to Defend	35
16.06	Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws	36
16.07	Retroactive Effect	36
16.08	Inducement to XTO Energy	36

ARTICLE XVII	ALTERNATE DISPUTE RESOLUTION AND ARBITRATION	36
17.01	General	36
17.02	Negotiations	37

17.03	Arbitration	37
17.04	Notice	37

ARTICLE XVIII	ENVIRONMENTAL MATTERS	38
18.01	Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property	38
18.02	Adverse Environmental Conditions	38
18.03	Remediation	39
18.04	Disposal of Materials, Substances, and Wastes; Compliance with Law	41

ARTICLE XIX	BUYER’S REPRESENTATIONS	41
19.01	Representations Not Exclusive	41
19.02	Securities Laws	41
19.03	Basis of Buyer’s Decision	42
19.04	Material Factor	42

ARTICLE XX	GAS IMBALANCES	42
20.01	XTO Energy’s and Buyer’s Respective Obligations	42
20.02	Settlement	43

ARTICLE XXI	FINAL SETTLEMENT STATEMENT	43

ARTICLE XXII	BROKER’S AND FINDER’S FEES	44

ARTICLE XXIII	COMMUNICATIONS	44

ARTICLE XXIV	BUYER’S DEFAULT	45

ARTICLE XXV	HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976	45

ARTICLE XXVI	XTO ENERGY’S DISCLAIMER OF WARRANTIES AND REPRESENTATIONS	45

ARTICLE XXVII	MISCELLANEOUS	46
27.01	No Joint and Several Obligations	46
27.02	Entire Agreement	46
27.03	Successors and Assigns; Amendment; Survival	46
27.04	Choice of Law	47
27.05	Assignment	47
27.06	No Admissions	47
27.07	No Third-Party Beneficiaries	47
27.08	Public Communications	47
27.09	Audit Clause	47
27.10	Headings and Titles	48
27.11	Exhibits	48
27.12	Includes	48
27.13	Severability	48
27.14	Counterparts	48

27.15	Conflicts	48
27.16	Not to Be Construed against the Drafter	48
27.17	No Waiver	48
27.18	Conspicuousness	48
27.19	Notice of Litigation	49
27.20	Authority For Expenditures	49
27.21	Execution by the Parties	49

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is executed between XTO Offshore Inc. and HHE Energy Company, each a Delaware corporation, and XH, LLC, a Delaware limited liability company, all with an address of 810 Houston Street, Fort Worth, Texas 76102-6298 (“XTO Energy”), as seller(s), and Dynamic Offshore Resources, LLC, a Delaware limited liability company with an address of 1301 McKinney, Suite 900, Houston, Texas 77010 (“Buyer”), as buyer, (collectively, the “Parties”) as of the Execution Date.  Sellers are hereinafter sometimes referred to as “XTO Energy” for convenience and simplicity; the abbreviation is not intended to override the corporate separateness of these separate legal entities.

Buyer desires to purchase certain Interests (as defined hereafter) from XTO Energy, and XTO Energy desires to sell such Interests to Buyer, subject to the terms and conditions of this Agreement.  It is the Parties’ intent that Buyer will assume the responsibility and all liability for all matters relating to the Interests assigned, whether related to events occurring before, on or after closing this transaction, except to the limited extent provided in this Agreement.

In consideration of their mutual promises under this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, Buyer and XTO Energy agree as follows:

ARTICLE I
DEFINITIONS

The following terms, when used in this Agreement, will have the following definitions:

1.01                           Ad Valorem Taxes.  Defined in Section 10.01.

1.02                           Additional Instruments.  The instruments executed by Buyer before Closing and delivered to XTO Energy in connection with this transaction, including Buyer’s investigation of and bid for the Interests.

1.03                           Affiliate.  In relation to a Person, any Person controlled by, controlling or under common control with, such Person.

1.04                           Allocation.  The amount allocated by Buyer to each individual part of the Interests.

1.05                           Associated Parties.  Successors, assigns, directors, officers, employees, agents, contractors, subcontractors, and Affiliates.

1.06                           Base Purchase Price.  The amount set forth in Section 3.01.

1.07                           Business Day.  Any day that the headquarters offices of XTO Energy, in Fort Worth, Texas, are scheduled to be and are open for business.

1.08                           Claim or Claims.  Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any Person; a local, state, or federal governmental entity; a Person holding rights under any Related Agreement; an Associated Party of Buyer or XTO Energy; or a third party.

1.09                           Closing.  The delivery of the conveyancing instruments and funds by the Parties to close the purchase and sale of the Interests.

1.10                           Closing Date.  The date on which Closing is scheduled to and does occur.

1.11                           Closing Settlement Statement.  Defined in Section 8.04(c).

1.12                           Code.  The Internal Revenue Code of 1986, as amended.

1.13                           Condition.  Defined in Section 18.02.

1.14                           Effective Time.  7 a.m. local time where the Interests are located, on August 1, 2011.

1.15                           Environmental Laws.  Applicable federal, state, and local laws, including statutes, regulations, orders and ordinances, previously or currently enacted or enacted in the future, and common law, relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas.  “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.

1.16                           Execution Date.  The date on which the last of the Parties executes this Agreement.

1.17                           XTO Energy-operated.  The interests and facilities of which XTO Energy is Operator.

1.18                           Final Settlement Statement.  Defined in Article 21.

1.19                           Interest or Interests.  XTO Energy’s interest in the oil and gas leasehold estates or other interests set forth on Exhibit A and Exhibit A-1, together with XTO Energy’s interest in the following:

(a)                                  each Well located on the leases, units and land described on Exhibit A and Exhibit A-1, including, without limitation, the wells described on Exhibit A-2, which includes wells drilled from the leases conveyed pursuant to this Agreement that cross or bottomhole on leases not conveyed under this Agreement;

(b)                                 the easements, permits, licenses, surface and subsurface leases, rights-of-way, servitudes, and other surface and subsurface rights affecting the land and leases described on Exhibit A and Exhibit A-1, including those set forth on Exhibit B, Exhibit B-1 and Exhibit B-2;

(c)                                  material, equipment, facilities, and platforms, including but not limited to the platforms set forth on Exhibit B-3, in and on the land and used solely in connection with the use or operation of the leasehold estates and other interests described on Exhibit A and Exhibit A-1 for oil or gas purposes;

(d)                                 the facilities and pipelines located pursuant to the rights described in (b) above and used solely to market and/or process the production from the Interests; and

(e)                                  contracts to which the Interests are subject, including but not limited to agreements for sale or purchase of oil, gas, and other hydrocarbons, processing agreements, division orders, unit agreements, and operating agreements, including those set forth on Exhibit A-1.

Any references to XTO Energy Accounting Codes are for XTO Energy use only and are not a part of the description of the Interests.

The following are specifically excluded from the Interests:

(f)                                    reservations, exceptions and exclusions listed in Exhibits A and B;

(g)                                 pipelines, fixtures, equipment, and interests owned by third parties such as lessors, purchasers, or transporters of Oil or gas;

(h)                                 computer equipment (including Rosemont transmitters), telecommunications equipment, vehicles, boats, tools, pulling machines, and other equipment and material temporarily located on the Property or expressly excluded from the sale;

(i)                                     items specifically excluded in written information or correspondence provided to Buyer before the Execution Date;

(j)                                     any gas processing plant not listed on Exhibit A and Exhibit A-1;

(k)                                  personal property, fixtures, equipment, pipelines, facilities, and buildings located on the Property, but currently in use in connection with the ownership or operation of other property not included in the Interests;

(l)                                     Unless otherwise described on Exhibit A, if XTO Energy is a party to a joint operating agreement that affects an Interest, this Agreement is limited as to that Interest to the depths subject to the joint operating agreement (e.g., total depth, total depth plus 100 feet, base of formation penetrated by initial test well), but excludes depths previously conveyed and all depths not subject to a joint operating agreement; and

(m)                               If XTO Energy owns unleased mineral interests purportedly within the Interests, those mineral interests are not included in the term “Interests” and will not be conveyed to Buyer.

(n)                                 XTO Energy and its Affiliates reserve and exclude from this Agreement all rights under that certain Lease Purchase Agreement dated effective January 22, 2002 by and between EEX Corporation (“EEX”) and Aviara Energy Corporation (“Aviara”), as amended April 1, 2005, by and between Newfield Exploration Gulf Coast, Inc. and Hunt Petroleum (AEC), Inc., as such agreements pertain to all depths from 17,000 feet down to 100,000 feet subsea and expressly reserve and exclude from this Agreement the five percent of eight-eights (5% of 8/8ths) overriding royalty interest reserved by Aviara in that certain Assignment of Operating Rights dated effective January 22, 2002 by and between Aviara and EEX.

(o)                                 Responsibility and liability for the proper payment of royalties to any governmental entity with respect to production attributable to the Interests prior to the Effective Time in the event prior payments to such governmental entity were improperly calculated.

1.20                           Liability or Liabilities.  Collectively, all damages of every nature, including, without limitation, consequential and punitive damages and damages for or related to personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Property by migration, disposal, or otherwise; losses; fines; penalties, expenses; costs to remove or modify facilities on or under the Property; plugging liabilities for all Wells; attorneys’ fees; court and other costs incurred in defending a Claim; liens; and judgments; in each instance, whether these damages and other costs are foreseeable or unforeseeable.

1.21                           Material Difference.  Defined in Section 20.02.

1.22                           NORM.  Naturally occurring radioactive material.

1.23                           Occurrence.  Defined in Section 18.03(g).

1.24                           Oil.  Crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.

1.25                           Operator.  The Person recognized as operator of an Interest by the applicable regulatory agency.

1.26                           Performance Deposit.  Defined in Section 3.03.

1.27                           Person.  Any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof, or any other entity.

1.28                           Property or Properties.  The real property in which and on which the Interests exist or are located, whether in whole or in part.

1.29                           Property Sales Accounting Agreement.  An agreement substantially in the form of Exhibit D.

1.30                           Intentionally Left Blank.

1.31                           Related Agreements.  Defined in Section 7.02.

1.32                           Strict Liability.  Includes strict statutory liability and strict products liability.

1.33                           Title Defect.  Defined in Section 6.01.

1.34                           Well or Wells.  All wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells, and water wells.

ARTICLE II
PURCHASE AND SALE

Pursuant to Buyer’s offer, XTO Energy agrees to sell the Interests to Buyer, and Buyer agrees to buy the Interests from XTO Energy, for the consideration recited in and subject to the terms of this Agreement.

ARTICLE III
PURCHASE PRICE

3.01                           Base Purchase Price.  The Base Purchase Price is $182,500,000.00, subject to adjustment only as provided in this Agreement.

3.02                           Additional Considerations.  As additional consideration to this Agreement:

(a)                                  XTO Energy reserves the Overriding Royalty Interest as defined and further described in Article 4 herein; and

(b)                                 Buyer agrees to provide the information described on the attached Exhibit H for any New Wells (as defined in Article 4).

3.03                           Performance Deposit and Payment.  As evidence of good faith, Buyer has deposited with XTO Energy a performance deposit of $18,250,000.00 (the “Performance Deposit”).  The Performance Deposit will be credited to the Base Purchase Price at Closing, will not bear interest, and is not refundable except as provided in this Agreement.  If Closing does not occur as to any Interest, and this Agreement provides that the Performance Deposit allocable on a pro rata basis to that Interest is to be refunded for any reason, XTO Energy will deduct any amounts due to it under this Agreement and remit the remainder of the Performance Deposit to Buyer, without interest.  The Performance Deposit is an earnest money deposit or liquidated damages, and forfeiture of the Performance Deposit as provided in this Agreement will be in lieu of any other rights and remedies XTO Energy may have under law or in equity, if Closing does not occur due to Buyer’s failure to perform as provided in this Agreement.

3.04                           Allocation of Base Purchase Price.  XTO Energy has delivered to Buyer an allocation form, which Buyer executed and returned to XTO Energy prior to the execution of this Agreement, reflecting an Allocation of the Base Purchase Price to each individual part of the Interests listed on the form (including an Allocation for non-investment account balances such as gas-production-imbalance accounts and, as required for compliance with applicable law, for equipment or other items).  Buyer will make reasonable Allocations, in good faith, and XTO Energy may rely on the Allocations for all purposes.  The Allocations will be used (a) to notify holders of preferential rights of Buyer’s offer; (b) to collect taxes, to the extent required by law and as provided in Article 10; (c) as a basis for adjustments to the Base Purchase Price; and (d) as otherwise provided in this Agreement.  XTO Energy, solely at its discretion, may rely on these allocations and reserves the right to review the Allocation.

ARTICLE IV
RESERVED OVERRIDING ROYALTY

4.01                           Reserved Overriding Royalty.  XTO Energy shall reserve from the leasehold interest applicable to each of the oil and gas leases described on Exhibit A (collectively, the “Leases”, individually a “Lease”), an overriding royalty interest equal to five percent of eight-eighths (5% of 8/8ths) as to production from any New Wells, as defined hereafter (“Overriding Royalty Interest”).  “New Wells”, for the purposes of this Article 4, is defined as any wells drilled on the Leases from and after the Closing Date, together with any sidetrack or deepening after the Closing Date of an existing well on the Leases, to the extent and only to the extent that said sidetrack bottom hole is located 1,000 feet or greater from the bottom hole location of such existing well; provided, however, such 1,000 foot restriction does not apply to the sidetracks identified in that certain Letter between XTO Energy and Buyer, dated July 29, 2011.  New Wells shall not include any recompletions, workovers, or mechanical bypasses of an existing well.  The Overriding Royalty Interest shall be paid and/or delivered by Buyer to XTO Energy in accordance with the following terms and conditions:

(a)                                  On oil, delivery of such oil shall be made free of all costs and expenses in developing and operating the Interests, free of all costs of production and unencumbered in any way to XTO Energy’s credit into the pipelines or tanks to which the applicable well or wells may be connected, or otherwise as XTO Energy may from time to time direct.  Should XTO Energy elect not to take its overriding royalty on oil in kind, then XTO Energy’s part of such oil shall be paid based upon the same market value as received by Buyer with respect to its Interests pursuant to an arm’s length contract with a third party purchaser of such oil at the applicable well or wells, free of all costs and expenses in of developing and operating the Interests, free of all costs of production and unencumbered in any way.

(b)                                 On all gas, including casinghead gas or other gaseous substances and liquid constituents of said gas, produced from and sold (on or off the Interests) or used off the Interests, or for the extraction of gasoline or other products therefrom, the overriding royalty shall be based upon the same market value as received by Buyer with respect to its Interests pursuant to an arm’s length contract with a third party purchaser at the well or wells of gas so produced, sold or utilized, free of all costs of developing and operating the Interests, free of all costs of production.

Payment by Buyer of the Overriding Royalty Interest must be made from the Closing Date and at all times thereafter on the basis of one hundred percent (100%) of the New Well’s production (proportionately reduced as hereafter provided), and such payment must be made regardless of (a) whether Buyer is or is not banking or storing gas, whether pursuant to the provisions of an agreement so permitting, or otherwise; (b) whether Buyer is or is not selling all or any part of its share of the total production; and (c) the identity of the purchaser or purchasers of such gas if Buyer should be selling all or any part of the total gas produced.  The Overriding Royalty Interest shall be delivered to XTO Energy free of all cost and expense of developing and operating the Leases and free and clear of all taxes except gross production, severance taxes, and ad valorem taxes applicable thereto; provided that, the Overriding Royalty Interest will be subject to and bear a proportionate share of all reasonable costs and expenses of a non-affiliated third party incurred for the transportation, compression, dehydration and treating of the said gas and condensate in the preparation for marketing of such production.  Such payments shall be made on or before the sixtieth (60th) day following the month of the production.  If payment is not made within the time prescribed, the unpaid amount will bear interest at the rate of one percent (1%) for each month or fraction of a month, by which payment is delayed, or the maximum lawful rate, whichever is less.  Buyer agrees to send all division orders covering the Overriding Royalty Interest retained to XTO Energy at the address shown in Article 23 of the Purchase and Sale Agreement.

If the Leases cover less than a full interest in the land covered thereby or if the interest assigned hereunder in said Leases is less than a full interest, then the Overriding Royalty Interest herein reserved shall be reduced in the proportion that the interest assigned to Buyer herein bears to the full interest in the land covered or bears to the full interest in the Leases assigned hereunder; provided, however, that the overriding royalties herein reserved are exclusive of and in addition to any royalties, overriding royalties or payments out of production affecting the Leases as of the Effective Time.  It is expressly agreed that operations, if any, on the Leases and the extension and duration thereof, as well as the preservation of the Leases by rental payments or otherwise, shall be solely at the will and discretion of Buyer or any successor owner of the working interest in the Leases.  The Overriding Royalty Interest hereby reserved is subject to the rights conferred on the lessees (now Buyer) by said Leases to pool or unitize the lands covered thereby; and neither the joinder nor consent by XTO Energy shall be required in connection with any such pooling or unitization.  Where oil and/or gas is produced from any unit so formed, XTO Energy shall receive on production from such unit only such portion of the overriding royalty stipulated herein, as the amount of surface acreage of the land affected by such overriding royalty and placed in said unit bears to the total surface acreage included in the unit, unless some other formula for appointment of production is adopted for the unit and in such case the formula shall be used.

XTO Energy upon notice in writing to Buyer, shall have the right to audit Buyer’s accounts and records relating to the Overriding Royalty Interest reserved herein and any other records related to the determination of the amounts due XTO Energy for any calendar year within the twenty-four (24) month period following the end of such calendar year.

The Overriding Royalty Interest is expressly subject to the terms and provisions of any of the Related Agreements, to the extent and only to the extent that such terms and provisions contractually apply to and prohibit the establishment of an overriding royalty interest affecting any of the Leases.  If pursuant to the terms of any Related Agreement all or a portion of Buyer’s interest in a Lease, or all or a portion of its interest in the production therefrom, is forfeited or assigned to one or more other working interest owners, either permanently or for a stipulated period, because Buyer fails to participate in any operation or operations, then to the extent that such forfeited or assigned interest is subject to and burdened by the Overriding Royalty Interest, the working interest so assigned or forfeited by Buyer shall be free and clear of such Overriding Royalty Interest for the period of such forfeiture or assignment of overriding royalty interests.  The Overriding Royalty Interest will become effective again when the interest is reassigned or reverts back to Buyer, and Buyer shall pay such Overriding Royalty Interest as provided in this Section 4.01.  Further, to the extent any Related Agreement establishes security rights in favor of the parties thereto; the Overriding Royalty Interest conveyed herein shall be subordinated to such security rights.

It is understood and agreed that the Overriding Royalty Interests reserved herein, will be a permanent burden on the Leases subject to the provisions of this Section 4.01, and will continue in effect as to each Lease for so long as each Lease remains in effect.  In addition in the event Buyer secures a renewal or extension for any such Leases, covering all or any part of the land previously covered thereby, then the interests reserved herein will apply to such renewed or extended Lease.  A “renewal” or “extension” of a Lease as those terms are used therein shall mean any Lease or Leases covering all or a part of the land covered by the Leases that is executed by Buyer within twelve (12) months after termination of any Lease, or the next ensuing Federal or state lease sale pertaining to all or any part of the land previously covered by a Lease, whichever may come first.

Notwithstanding anything to the contrary set forth in this Agreement, the Overriding Royalty Interest shall not apply to any production attributable to Block 188, Ship Shoal Area, OCS Leasing Map, Louisiana Map No. 5, INSOFAR AND ONLY INSOFAR AS to those depths from 17,000 feet subsea down to 100,000 feet subsea, currently affected by that certain federal offshore lease bearing serial number OCS-G 22712, dated May 1, 2001, granted by the United States of America, as Lessor, in favor of Aviara Energy Corporation, as Lessee, that being the same interest referenced in Section 1.19(n).

ARTICLE V
BUYER’S REVIEW

5.01                           Buyer’s Review before Signing this Agreement.  XTO Energy gathered data relating to the Interests and the Properties for Buyer’s review before Buyer submitted a bid and signed this Agreement.  Buyer must notify XTO Energy in writing if it wishes to review files or data in addition to those provided, but XTO Energy’s obligation to provide additional files or data is limited to files and data that are reasonably available to it.  XTO ENERGY HAS NO OBLIGATION TO PROVIDE ACCESS TO, AND BUYER WAIVES ALL CLAIMS TO INSPECT, XTO ENERGY’S INTERPRETIVE, PREDICTIVE, CONFIDENTIAL, PRIVATE, PROPRIETARY, OR PRIVILEGED INFORMATION (INCLUDING PERSONNEL RECORDS), OR INFORMATION WHOSE DISSEMINATION IS RESTRICTED BY AGREEMENTS BETWEEN XTO ENERGY AND THIRD PARTIES.

XTO Energy has no obligation to provide any information to Buyer that is available to the general public, whether in the public records or from a governmental entity or agency on request.

By entering into this Agreement, Buyer acknowledges and represents that it has reviewed the Interests and Property to its satisfaction to enable it to make its bid and execute this Agreement and that it may request adjustments to the Allocations and the Base Purchase Price after the Execution Date only for Title Defects, Conditions, and Material Differences, as provided in this Agreement.  Buyer has undertaken all appropriate inquiry, to its satisfaction, and has made an informed decision to acquire the Interests on the basis of its own investigations and without reliance on statements or investigations by any other Person, including XTO Energy and its Associated Parties.

5.02                           Access to XTO Energy-Operated Interests.  Buyer had the opportunity to inspect and inventory the XTO Energy-operated Interests and Property before signing this Agreement.  On Buyer’s request, XTO Energy will provide additional access to the XTO Energy-operated Interests and Property and associated facilities, at any reasonable time before Closing.

All visits to the premises and facilities by Buyer and on Buyer’s behalf will be scheduled by mutual consent of the Parties, subject to Buyer’s providing XTO Energy at least five (5) days written notice of the locations that it wishes to visit and the proposed times.  XTO Energy may accompany Buyer and its Associated Parties during their site visits.  Entry onto the XTO Energy-operated Interests, Property, and facilities will be subject to third-party restrictions, if any, and to XTO Energy’s safety, industrial hygiene, and drug and alcohol requirements and at Buyer’s sole risk and expense.

XTO Energy shall cooperate and grant to Buyer’s independent accounting firm, Hein & Associates LLP, access to XTO Energy’s financial and accounting information directly relating to the Interests as needed for the preparation of certain financial statements that may be required of Buyer pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) including SEC Regulation S-X and Rule 3-05.  Such access shall be limited to information from September 1, 2008 through August 31, 2011 that exists in XTO Energy’s offices, as may reasonably be required to prepare audited financial statements reflecting gross revenues and direct lease operating expenses related to the Interests_ Buyer will provide XTO Energy a description of the sample financial and accounting information necessary to conduct said review prior to Closing.  XTO Energy will cooperate with Buyer’s independent accounting firm to complete the actions contemplated in this paragraph by Closing, or as soon thereafter as is reasonably practical; however, the completion of these actions shall not delay Closing.  It is understood that such review will only be required to be carried out one time, unless otherwise required under the security laws.  Furthermore, unless otherwise agreed by XTO Energy, the accounting firm shall not disclose information to Buyer that is proprietary to XTO Energy or its Associated Parties, including gas and liquids sales prices.

5.03                           Environmental Assessment.  Buyer and its Associated Parties may inspect the premises and conduct an environmental assessment of the Interests and Property, including investigations to identify wetlands and sensitive and protected habitats, but Buyer must execute the form of environmental testing and confidentiality agreement attached as Exhibit F before performing an assessment.  if Buyer undertakes an environmental assessment, both the Buyer’s consultant (if consultants are employed) and the scope of the proposed assessment, including testing protocols, must be approved in writing by XTO Energy before the work may begin.  If Buyer and XTO Energy cannot agree on Buyer’s proposed environmental assessment plan, then XTO Energy may, at its sole option, withdraw from this Agreement any of the Interests that Buyer proposes to assess or all the Interests, and the Base Purchase Price will be adjusted by the Allocation for each withdrawn Interest.  If XTO Energy withdraws all the Interests, this Agreement will terminate, and XTO Energy will refund the Performance Deposit to Buyer.

If Buyer takes samples from the Property, XTO Energy may require splitting of each sample.  Buyer will deliver copies of all draft and final reports, results, data, and analyses of the site visits, inspections, and assessments to XTO Energy within five (5) days of Buyer’s receipt of them, at Buyer’s cost.  XTO Energy will have no confidentiality obligation with regard to this information and may disclose it to third parties or use it for any purpose.

5.04                           Access to Interests Operated by Others.  On request, XTO Energy will assist Buyer by making initial contact with the Operators of the Interests that are operated by others, but Buyer will be responsible for contacting each Operator to arrange for review of the Interests.  XTO Energy will provide Buyer with access to XTO Energy file information relating to the Interests operated by others, to the extent described in Section 5.01.

5.05                           Material, Facilities, Platforms, and Equipment.  By signing this Agreement, Buyer acknowledges that it has had the opportunity to inspect and inventory the material, facilities, platforms, and equipment and is satisfied with them.  There will be no adjustment on the basis of material, facilities, platforms, and equipment, whether for XTO Energy-operated Interests or Interests operated by others.  Material, facilities, platforms, and equipment observed during Buyer’s inspection may be used or replaced before Closing as a result of normal and customary operations.

5.06                           No Warranty of Accuracy; Disclaimer.  XTO ENERGY MAKES NO WARRANTY, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, AS TO THE ACCURACY OR COMPLETENESS OF THE FILES AND OTHER INFORMATION THAT IT MAY PROVIDE TO BUYER OR THAT MAY BE PROVIDED BY OTHERS.  If Buyer determines during its review that any XTO Energy files or data may be incomplete or inaccurate, it will either notify XTO Energy of its conclusions in writing not later than five (5) days before the Closing Date or be deemed to have waived complaints as to the incompleteness or inaccuracy of the files or data.

5.07                           Buyer’s Confidentiality Obligations.  Buyer will keep confidential all information concerning the Interests, except to the extent that information (a) was public knowledge when Buyer received the information; (b) becomes public knowledge without breach of this Agreement by Buyer; (c) was known to Buyer before receipt or discovery of the information in connection with its review of the Interests, from a source that was authorized to disclose the information to third parties; or (d) is required by applicable law or court order to be disclosed.  If information is required to be disclosed by law or court order, Buyer will make every reasonable effort to give XTO Energy notice of the requirement as far in advance of the disclosure as possible.  Buyer may not use the information for any purpose other than evaluation of the Interests and may not divulge the information to any Person except those who need to know it in order to evaluate the Interests for Buyer under this Agreement.  Buyer will enforce this confidentiality obligation as to all Persons with whom it shares the information and is liable to XTO Energy for a breach of this obligation by any Person to whom Buyer has disclosed the information.  If this transaction does not close by the Closing Date, Buyer will return to XTO Energy all information concerning the Interests that it obtained from XTO Energy, destroy all of its work papers and analyses that incorporate the information, and be subject to these confidentiality obligations for five years after the Execution Date.  Buyer’s confidentiality obligation will not, however, survive Closing.

ARTICLE VI
TITLE AND TITLE DEFECTS

6.01                           Title Defect.  “Title Defect” means any one of the following:

(a)                                  XTO Energy’s title at the Effective Time as to all or any part of the Interests is subject to an outstanding mortgage, deed of trust, lien, or other monetary encumbrance or adverse claim not listed or referenced on Exhibit A and Exhibit A-1 that would induce a purchaser to suspend payment of proceeds for the Interest or require the furnishing of security or indemnity.  Evidence that XTO Energy receives its full share of proceeds from a purchaser or third-party Operator attributable to an Interest creates a rebuttable presumption that no Title Defect exists with respect to the Interest;

(b)                                 XTO Energy’s net revenue interest for an Interest at the Effective Time is less than that shown on Exhibit A-2, or XTO Energy’s working interest for an Interest at the Effective Time is greater than shown on Exhibit A-2 without a corresponding increase in the net revenue interest for such Interest;

(c)                                  XTO Energy’s interest would be reduced if a third party were to exercise a reversionary, back-in, or other similar right not listed or referenced on Exhibit A-2; or

(d)                                 XTO Energy is in material default under some material provision of a lease, farmout agreement, or other agreement, resulting in loss of all or any part of the Interests.

“Title Defect” does not include (a) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; or (b) the loss of lease acreage between the Effective Time or the Execution Date (whichever is earlier) and the Closing Date, because the lease term expires.

Buyer must notify XTO Energy in writing promptly if Buyer determines that XTO Energy’s net revenue interest or working interest for an Interest is greater than that shown on Exhibit A-2.

6.02                           Adjustments to Allocations.

(a)                                  Buyer may request an adjustment to an Allocation at any time on or before the 5th day before the Closing Date, if the adjustment is based on a Title Defect.  XTO Energy may request an adjustment to the Base Purchase Price based on an Allocation at any time before the Closing Date, if XTO Energy’s net revenue interest for the Interest is greater than that shown on Exhibit A-2.  A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Base Purchase Price based on an Allocation for the matter stated in the notice.

(b)                                 If either Party gives notice under the previous Section, the Parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

(i)                                     If the claim is based on XTO Energy’s owning a different net revenue interest than that shown on Exhibit A-2, then the adjustment will be the absolute value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

A                                      =                                         Allocation for the affected Interest

B                                        =                                         correct net revenue interest for the affected Interest

C                                        =                                         net revenue interest for the affected Interest as shown on Exhibit A-2.

(ii)                                  If the claim is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum necessary to remove the obligation or burden from the affected Interest.

(iii)                               If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Interest.

(c)                                  If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the amount of an adjustment by the Closing Date, XTO Energy may, at its sole option and upon written notice to Buyer, either:

(i)                                     terminate this Agreement and refund the Performance Deposit;

(ii)                                  remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest;

(iii)                               elect to cure the Title Defect pursuant to Section 6.02(e); or

(iv)                              elect to resolve the dispute pursuant to the provisions of Article 17.

(d)                                 The Base Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this Section 6.02 is greater than $250,000.00.  If the sum of all adjustments would result in the Base Purchase Price being reduced by more than ten percent (10%), XTO Energy may, upon written notice to Buyer, either:

(i)                                     terminate this Agreement and refund the Performance Deposit; or

(ii)                                  remove the affected Interest from the Agreement and adjust the Base Purchase Price by the Allocation for that Interest.

(e)                                  XTO Energy may, at its sole option, notify Buyer before the Closing Date that it elects to cure some or all of the Title Defects.  No adjustment will be made at Closing for the Title Defects that XTO Energy elects to cure.  If any Title Defect is not cured within ninety (90) days after Closing, an adjustment to the Base Purchase Price will be calculated and made under the criteria set forth in this Section 6.02, and subject to the limitations contained in Section 6.02(d).

6.03                           Description and Other Errors.

(a)                                  If either Party determines, either before or within one (1) year after Closing that:

(i)                                     certain Interests were erroneously included in or excluded from the Agreement or the conveyancing instruments; or

(ii)                                  certain gas-production imbalance accounts were erroneously included in or erroneously excluded from this Agreement,

then XTO Energy and Buyer will meet and use their reasonable efforts to resolve the error.  If necessary, the Parties will execute and record (if after Closing) appropriate correction instruments to correct the error.

(b)                                 If XTO Energy and Buyer cannot resolve an error with respect to such an error discovered before the Closing Date, then XTO Energy may, at its sole option, either:

(i)                                     with Buyer’s consent, terminate this Agreement and refund the Performance Deposit;

(ii)                                  remove the affected Interest from this Agreement, if applicable, and adjust the Base Purchase Price by the Allocation for such Interest; or

(iii)                               elect to resolve the dispute pursuant to the provisions of Article 17.

(c)                                  If XTO Energy and Buyer cannot resolve such an error with respect to an Interest assigned to Buyer and discovered within one (1) year after the Closing Date, then Buyer, upon written demand by XTO Energy at its sole option, will reassign all or any part of the Interests assigned to Buyer under this Agreement in the same manner as provided in Section 9.05, and undertake all other acts reasonably required to return XTO Energy to its pre-Closing position as to the reassigned Interest, including revising regulatory filings.  XTO Energy will refund to Buyer the Allocation for each reassigned Interest, without interest, upon Buyer’s performance of its obligations under this Section 6.03(c).

Notwithstanding the foregoing, the Parties will cooperate at all times after Closing to execute and record correction instruments to correct scrivener’s errors in the preparation of Closing documents.

6.04                           Restrictions on Use.  Where any of the Interests include a fee simple interest in real property that has been used for oil, gas, or other mineral operations, including pipeline operations, the Buyer covenants that it will not use or develop the real property for the following uses, in whole or in part, and the Buyer acknowledges such uses are expressly prohibited and forbidden:

(a)                                  any hotel use;

(b)                                 any purpose that would constitute a “Permitted Use” under any of the residential zones, districts, or classifications set forth in any applicable municipal, county/parish or state zoning laws in effect at the Effective Time,

(c)                                  any other residential use;

(d)                                 any health care, clinic, hospital or other medical facility;

(e)                                  any playground, recreational park, day nursery, day-care center, child care center, nursing home, house of worship, or school;

(f)                                    any agricultural use;

(g)                                 construction or installation of any basements; or

(h)                                 any water wells for irrigation or drinking purposes.

6.05                           Engineering Controls.  The Buyer covenants that any development or redevelopment of the real property conveyed as Interests will, at the cost of the Buyer, adopt and use all engineering and related technical assistance reasonably available to enhance the environmental amenity associated with the real property.  Buyer acknowledges that depending upon the nature of the Buyer’s development that engineering controls that may need to be considered for use by the Buyer include: vapor barriers; vapor installation systems; scaled sumps and storm pond liners.  Necessity of engineer controls shall be determined by a professional engineer licensed in the state with experience in the field.

6.06                           Covenants Running with the Land.  The covenants contained in provisions 6.04 and 6.05 of this Agreement shall be covenants running with the land, shall be recorded in the real property records, and shall be binding on Buyer and its successors and assigns.

ARTICLE VII
PRE-CLOSING OBLIGATIONS

7.01                           Preferential Rights.

(a)                                  Notice.  Promptly upon execution of this Agreement, XTO Energy will notify the preferential rights holders, if any, of applicable preferential rights to purchase the Interests.  Prior to sending such notifications, an advance copy of the notice will be provided to Buyer.

(b)                                 Adjustment to Base Purchase Price.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, such Interest will be removed from this transaction, subject to (c) below, and the Base Purchase Price will be adjusted by the Allocation for the preferential right property.  If Buyer has allocated a positive dollar amount to the preferential right property, the Base Purchase Price will be reduced by the dollar amount of the positive Allocation.  If Buyer has allocated a negative dollar amount to the preferential right property, the Base Purchase Price will be increased by the absolute value of the negative Allocation.

(c)                                  Third Party Failure to Purchase.  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Interests, but does not close the purchase for any reason either before or within a reasonable time after Closing, Buyer will be obligated to acquire the preferential right property under the terms of this Agreement, for the positive dollar Allocation (or if the Allocation is a negative amount, XTO Energy will refund the absolute value of the negative amount to Buyer, without interest).  Closing on the preferential right property will be scheduled to occur within forty-five (45) days after Buyer receives XTO Energy’s notice that the third party has not closed.  The effective time for the preferential right property will be the Effective Time under this Agreement.

(d)                                 Waiver of Preferential Rights.  If a third party holding a preferential right to purchase any of the Interests has not waived such right prior to the Closing and the period to exercise such preferential right has not yet expired by the scheduled Closing Date, Closing on such preferential right property will postponed for a maximum period of five (5) days after the preferential right period has expired without being exercised and the Base Purchase Price for the unaffected Interests will be adjusted by the Allocation for such preferential right property in connection with the Closing with respect to the unaffected Interests.  The Closing Date with respect to the unaffected Interests shall not be delayed.

7.02                           Related Agreements.  Except as otherwise provided in this Agreement, the sale of the Interests will be subject to all oil, gas, and mineral leases, assignments, subleases, farmout agreements, unit agreements, joint operating agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to the Interests (“Related Agreements”), to the extent that they are binding on XTO Energy or its successors or assigns.  Buyer will assume all of XTO Energy’s obligations and liabilities under the Related Agreements as of the Effective Time, insofar as the obligations or liabilities concern or pertain to the Interests, and the Parties will execute all documents necessary for Buyer to assume the Related Agreements.  Buyer’s obligation applies to all Related Agreements, whether recorded or not.  Based on XTO Energy’s information and belief, after reasonable inquiry to the appropriate personnel, all material Related Agreements pertaining to the Interests are identified on Exhibit A, Exhibit A-1, Exhibit B, and/or Exhibit B-1.

7.03                           Third Party Notifications and Approvals.  The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties.  XTO Energy is responsible, at its sole cost, for obtaining approvals from all applicable third parties and will furnish Buyer with a list of required third-party consents, as well as proof of each consent, approval, or waiver obtained before the Closing Date, except with respect to approvals from governmental bodies that are customarily obtained post-Closing.  As to all such governmental body approvals, evidence of receipt of same shall be provided by Buyer to XTO Energy promptly upon receipt thereof as provided in Section 9.04.  XTO Energy will make reasonable efforts to obtain waivers of maintenance-of-uniform interest provisions, if any are necessary, from joint interest owners.  Within five (5) days of its execution of this Agreement, XTO Energy will furnish Buyer with a listing, which based upon XTO Energy’s information and belief, after reasonable inquiry to the appropriate personnel, will contain all such required third party approvals, except approvals from governmental bodies that are customarily obtained post-Closing.

If XTO Energy does not furnish Buyer with all third party approvals applicable to any Interest, then XTO Energy may, at its option, elect to:

(a)                                  delay Closing as to any or all of the Interests, with no charge to either Party for the delay;

(b)                                 with Buyer’s consent, close without all third party approvals; or

(c)                                  with Buyer’s consent, remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest.

If XTO Energy elects to close without all third party approvals, XTO Energy may require Buyer to reassign the affected Interest to XTO Energy if the third party refuses to approve the assignment after Closing.  The reassignment will be in the manner described in Section 9.05.

7.04                           Change of Operator.  Unless otherwise provided by applicable law, regulation, or Related Agreement, Buyer, at its sole cost, must apply for and obtain any and all regulatory approvals and permits and satisfy requirements of financial security to operate the Interests either that it will operate or for which it intends to stand for election as Operator, and deliver copies or other evidence of compliance to XTO Energy before Closing.

7.05                           INTENTIONALLY OMITTED.

7.06                           Outstanding Suspensions of Production (MP 112, MP 116).  OCS-G 9707, covering Main Pass Block 112, and OCS-G 3419, covering Main Pass Block 116 (collectively,

the “MP 112/116 Properties”), are each currently being maintained by a suspension of production (“SOP”) approved by the Bureau of Ocean Management, Regulation and Enforcement (“BOEM”) through August 31, 2011.  If production attributable to the MP 112/116 Properties is not restored on or before the Closing Date, Closing with respect to the MP 112/116 Properties will be scheduled to occur within five (5) days after Buyer receives XTO Energy’s notice that production attributable to the MP 112/116 Properties has been restored.  To the extent necessary, XTO Energy will attempt to obtain from the BOEM extensions of the existing SOPs, or attempt to obtain new SOPs, with respect to the MP 112/116 Properties until production attributable to such Properties has been restored.

ARTICLE VIII
CLOSING

8.01                           Closing Date.  The Closing Date will be on or before August 31, 2011, unless delayed as provided in this Agreement, at 800 Bell, Houston, Texas, or at another place that XTO Energy designates.  If the Parties agree, Closing may be handled by exchange of documents (by mail or by courier).  No price adjustment will be made if Closing is delayed.

8.02                           Buyer’s Request/Right to Delay Closing.  Buyer may request that Closing be delayed for up to thirty (30) days after the originally-scheduled Closing Date upon written notice to XTO Energy in order for the Parties to pursue necessary third party consents or waivers of preferential rights.  Buyer may elect to delay Closing for up to five (5) days from the Closing Date, upon written notice to XTO Energy.

8.03                           XTO Energy’s Right to Delay Closing.  XTO Energy may, at its sole option and for any reason, delay Closing for up to thirty (30) days after the originally-scheduled Closing Date, upon written notice to Buyer.

8.04                           Closing Obligations.

(a)                                  Certificates of Authority.  XTO Energy may require Buyer to deliver, at least five (5) days before the Closing Date, certificates in form and substance satisfactory to XTO Energy, effective as of the Closing Date and executed by Buyer’s duly authorized officer, partner, or owner, as appropriate, to the effect that:

(i)                                     Buyer has all requisite corporate, partnership, or other power and authority to purchase the Interests on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction; and

(ii)                                  each individual executing the closing documents has the authority to act on behalf of Buyer.

(b)                                 Change of Operatorship.  For XTO Energy-operated Interests, and except to the extent waived by XTO Energy, Buyer will deliver to XTO Energy on or before the Closing Date evidence of the following:

(i)                                     that Buyer has complied with the requirements of all laws and regulations relating to the transfer of operatorship, including those regarding the assumption of responsibility for the plugging and abandoning of each Well that is included in the applicable Interests or located on the Property;

(ii)                                  that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and

(iii)                               that Buyer has, to the extent possible under applicable regulations, obtained all necessary designation of operator forms required by a governmental entity (to the extent delivered by non-operator third parties to Buyer), permits or transfers of permits to operate the applicable Interests and Property.

(c)                                  Closing Settlement Statement.  XTO Energy will prepare a Closing Settlement Statement (the “Closing Settlement Statement”) in accordance with the provisions of this Agreement, including items such as Base Purchase Price, adjustments to the Base Purchase Price (if any), Performance Deposit, revenue received, costs and expenses as provided in this Agreement, Ad Valorem Taxes, severance taxes, federal excise and energy taxes, gas imbalance adjustments, and copying and recording fees, to the extent this information is available at Closing.  XTO Energy will submit the Closing Settlement Statement to Buyer, together with all available records or data supporting the calculation of amounts presented, no later than three (3) business days prior to the Closing Date.  The Closing Settlement Statement shall be based upon actual information available to XTO Energy at the time of preparation and upon XTO Energy’s good faith estimates and assumptions.  Prior to the Closing, Buyer shall review the Closing Settlement Statement and provide written notice to XTO Energy of any comments or objections in order that the Closing Settlement Statement can be modified, if necessary, prior to the Closing.  If Buyer and XTO Energy agree on any changes to the Closing Settlement Statement, then the Closing Settlement Statement shall be adjusted accordingly.  If the Buyer and XTO Energy do not agree on proposed changes to the Closing Settlement Statement, then Buyer will have funds available for Closing based on the information provided for in the original Closing Settlement Statement.  XTO Energy will use estimates in the Closing Settlement Statement to the extent that estimates are necessary and may correct the estimates in the Final Settlement Statement.

(d)                                 Closing Documents.  The Parties, as indicated, will execute the following instruments to close this transaction:

(i)                                     An instrument in the form of the Assignment and Bill of Sale attached as Exhibit C, modified to the extent necessary to conform to the terms of this Agreement.  As reflected on Exhibit C, Buyer will execute a separate Assignment and Bill of Sale with each XTO Energy entity.  The Assignment and Bill of Sale will be effective as of the Effective Time, be without warranty of any kind (e.g., title, fitness, condition), and restate the indemnities, releases, and waivers contained in this Agreement.  Exhibit A-2 to this Agreement states XTO Energy’s working and net revenue interests, to the best of XTO Energy’s knowledge and belief.  The Assignment and Bill of Sale will not, however, state or warrant the working or net revenue interests assigned to Buyer.

If XTO Energy will own an interest after Closing in any Interest or Property (excluding overriding royalties, but including deep rights, and facilities, equipment, or pipelines) or continue to own interests for which XTO Energy requires access across the Interests or Property in order to exercise its rights, then, in the Assignment and Bill of Sale, XTO Energy will reserve concurrent interests in the applicable easements, rights-of-way, contracts, and other rights relating to the retained or reserved interests.  In the event XTO Energy retains an overriding royalty interest or other interest in production in the Interests, the Assignment and Bill of Sale shall also grant XTO Energy the right to audit Buyer’s records relating to such retained interest and to transport, utilizing applicable easements, rights-of-way and pipelines comprising a portion of the Interests and paying its proportionate share of any applicable third party transportation fees, any production attributable to the Overriding Royalty Interest that XTO Energy chooses to take-in-kind.

(ii)                                  Letter-in-lieu-of-transfer order (or other instrument) to give notice of this transaction to remitters of proceeds.

(iii)                               The Property Sales Accounting Agreement, substantially in the form of Exhibit D attached hereto.

(iv)                              Other documents reasonably required to close this transaction and implement the terms of this Agreement, including but not limited to deeds, bills of sale, and the like and instruments necessary under operating agreements, plans of unitization, laws, and regulations affecting the Interests to transfer the Interests and related obligations from XTO Energy to Buyer.

(v)                                 Change-of-operator forms for each Well that Buyer intends to operate after Closing.  If the Operator of a Well must be elected or designated after Closing, the applicable instruments will be executed after the election or designation, as applicable.

(vi)                              The Closing Settlement Statement.

(vii)                           An agreement in the form of the Transition Services Agreement attached as Exhibit I.

(viii)                        Any documents and permits necessary or required by the Bureau of Ocean Energy Management, Regulation and Enforcement to convey the Interests and transfer operations to Buyer.

(ix)                                The performance bond, pursuant to the terms set forth in Section 8.04(f).

(e)                                  Third-Party Consents.  At Closing, XTO Energy will deliver proof of required third-party consents and approvals obtained unless XTO Energy, with Buyer’s consent, exercises its option to close without receipt of all third party consents and approvals, as provided in Section 7.03, in which case XTO Energy shall deliver to Buyer a notice reflecting which consents and/or approvals remain outstanding.

(f)                                    Financial Security.  As a condition of Closing, pursuant to Section 8.04(d)(9), Buyer shall deliver to XTO Energy a performance bond, in a form substantially similar to the form attached as Exhibit K, to guarantee Buyer’s obligations under this Agreement, including its obligations to abandon, restore and remediate the Interests and Properties, providing for a penal sum in the amount of thirty-five million dollars ($35,000,000.00) issued by RLI Insurance Company, or by a mutually acceptable financial institution, as surety, and providing for terms acceptable to such surety, XTO Energy and Buyer.

(i)                                     Within thirty (30) days prior to the following dates, January 1, 2015 (“1st Redetermination Period”), January 1, 2018 (“2nd Redetermination Period”) and January 1, 2021 (“3`d Redetermination Period”), and every three (3) years thereafter (each a “Redetermination Period”), the Parties shall arrange for a mutually acceptable third party to determine the estimated costs of the total remaining obligations assumed by Buyer under Section 9.08 with respect to the Interests and Properties owned by Buyer.  Within ninety (90) days following each such redetermination of the estimated costs, Buyer is required to have a fully executed bond in place issued by RL1 Insurance Company, or by a mutually acceptable financial institution, as Surety, and providing terms substantially similar to the form attached as Exhibit K, except that said bond shall provide for a penal sum that is equal to at least: sixty percent (60%) as regards the 1st Redetermination Period, seventy percent (70%) as regards the 2nd Redetermination Period and eighty percent (80%) as regards to the 3rd Redetermination Period and every Redetermination Period thereafter, of the estimated costs of the total remaining obligations of Buyer with respect to the Interests and Properties owned by Buyer as so redetermined.  If a new bond is not issued at such Redetermination Period, Buyer will confirm in writing to XTO Energy that the current performance bond is for a penal amount equal to or greater than the above requirements; it being understood that the financial security described in this section is not intended to cover new wells, pipelines and/or platforms or equipment installed on the Properties after the Effective Time.  The penal sum of the performance bond may only be adjusted within a Redetermination Period, unless XTO Energy, at its sole option, extends said time period.  Notwithstanding the provisions set forth above, if during any Redetermination Period it is determined that the estimated costs of the total remaining liabilities of Buyer is less than $3,000,000.00, then Buyer shall no longer be obligated to maintain the performance bond and the Parties shall execute such documentation as may be required to secure the release and termination of the performance bond.

(ii)                                  Upon occurrence of any of the following, XTO Energy may draw on the performance bond, in whole or in part, without prior notice to Buyer:

(A)                              XTO Energy is required in any manner to perform obligations under Section 9.08, pursuant to an order or directive issued by a governmental body or regulatory agency; or

(B)                                the insolvency of Buyer; or

(C)                                Buyer passes a resolution, commences proceedings or has proceedings commenced against it (which proceedings are not stayed within twenty-one (21) days of service thereof on Buyer) in the nature of bankruptcy or reorganization resulting from insolvency or its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator or its undertakings or assets; or

(D)                               With respect to any draw that occurs under this Section, XTO Energy will provide Buyer with a courtesy copy of the notice within twenty-four (24) hours of the performance bond draw request.

(iii)                               In the event that XTO Energy draws on any performance bond pursuant to its rights to do so under any of Section 8.04(f)(2)(B) —(C), then to guarantee Buyer’s P&A Obligations (as defined below) XTO Energy shall be entitled to devote the entirety of the funds from such draw down to obtaining solely for its own benefit its replacement financial security, of a value substantially equal to the aggregate amount of all such drawn down funds, in the form of a bond, insurance policy (which bond or insurance policy names XTO Energy as its sole beneficiary), escrow account, or other financial security acceptable to XTO Energy in its sole discretion, the proceeds of which shall only be used for P&A Obligations (as defined below) and costs incurred by XTO Energy in obtaining, maintaining and administering the replacement financial security, including attorneys’ fees and related transaction and financial institution charges.

(iv)                              XTO Energy shall return to the issuing financial institution funds equal to any amounts which it may draw down in error.

(v)                                 For purposes of Section 8.04(f) and the performance bond, all of the obligations to abandon, restore and remediate the Interests and Property owned by Buyer, as contemplated by Section 9.08, are referred to collectively as the “P&A Obligations”.  For purposes of this Section 8.04(f), Section 9.08 and the performance bond, evidence that a P&A Obligation has been performed shall include executed forms or other written documentation as may be required by any governmental authority under applicable law to reflect completion of a P&A Obligation (including, without limitation, forms and documentation related to plugging and abandonment activities, decommissioning activities, site clearance activities and pipeline abandonment or removal activities and completion of remedial activities) (collectively, the “P&A Documentation”).  When Buyer presents to XTO Energy P&A Documentation evidencing that all of the P&A Obligations with respect to the Interests and Property owned by Buyer have been performed, XTO Energy shall release the performance bond on or before the date that is sixty (60) days from the day of receipt of such P&A Documentation.

(g)                                 Payment to XTO Energy.  At Closing, Buyer will pay XTO Energy the net amount shown on the Closing Settlement Statement by electronic funds transfer.  This amount is subject to further adjustment after Closing as provided in this Agreement.  Notwithstanding any other provision of this Agreement, Buyer must make payment by the specific means stated, or XTO Energy may refuse to proceed with Closing until XTO Energy, in its sole discretion, is satisfied that it has received full payment.  This right is in addition to all other rights and remedies XTO Energy may have under this Agreement, at law, or in equity.

(h)                                 Delivery of Possession.  Subject to the terms of applicable joint operating agreements, if any, the Related Agreements, and this Agreement, XTO Energy will deliver possession of the Interests to Buyer as soon as practicable after the Closing Date.

8.05                           Offset of Amounts Owed to XTO Energy and Affiliates.  Before Closing, XTO Energy may review all outstanding accounts between Buyer and XTO Energy and its Affiliates and include any amounts due to XTO Energy or any of its Affiliates in the Closing Settlement Statement.  Buyer will pay the amounts due to XTO Energy or any of its Affiliates, if any, as a condition of Closing.

8.06                           Condition Precedent.  Buyer’s performance of its obligations under this Article 8 is a condition precedent to XTO Energy’s obligation to close this transaction.

8.07                           Buyer’s Representation by Closing.  By closing this transaction, Buyer will be deemed to represent to XTO Energy that all of Buyer’s representations under this Agreement and the Additional Instruments are true as of the Closing Date.

8.08                           Insurance.  XTO Energy will terminate all insurance that it has provided to cover its ownership share in the Interests on the Closing Date, except to the extent that insurance is required by or provided under a joint operating or similar agreement.  If the Effective Time is before the Closing Date, the termination will be effective retroactive to the Effective Date.  Buyer relinquishes and waives, on its behalf and on behalf of all persons subrogated to Buyer’s rights, all rights to claim against any insurance provided by XTO Energy.  To the extent that XTO Energy, as Operator, may have obtained commercial insurance applicable to the Interests that is required by or provided under a joint operating or similar agreement, then Buyer shall take over stewardship of such insurance policies on behalf of the non-operators, if Buyer operates the Interests after the Closing Date.

8.09                           Right to Terminate.  Notwithstanding anything herein to the contrary, in the event that Closing has not occurred on or before October 31, 2011 for reasons not within the control of XTO Energy, XTO Energy shall have a continuing right thereafter to terminate this Agreement by providing written notice of termination to Buyer.  In the event of such termination, XTO Energy shall refund the Performance Deposit, however, subject to Article 24.

ARTICLE IX
POST-CLOSING OBLIGATIONS

9.01                           Filing and Recording.  XTO Energy will decide which Party will file or record the conveyancing documents in the appropriate governmental records.  The recording Party will provide either the original or photocopies of the filed or recorded document, including the recording data, as agreed by the Parties, to the non-recording Party.  Buyer will reimburse XTO Energy for the filing, recording, and other reasonable fees that XTO Energy incurs if XTO Energy files or records the documents.

9.02                           Copies.  Within sixty (60) days after the Closing Date, XTO Energy will deliver to Buyer, at Buyer’s cost and request, originals, if available, if not copies, of data and records relating to the Interests and Property as agreed by the Parties (including, without limitation, to the extent in XTO Energy’s possession and delivery to Buyer is not subject to a third party restriction, all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstract, title opinion, land surveys, cores, logs, geological and geophysical information and studies, maps, hazard surveys, engineering data, studies and reports, production records, reservoir studies and evaluations (insofar as same cover and exist within the boundaries of the Interests and Properties) and other books, records, data, files, maps and accounting records, in each case to the extent related to the Interests and Properties, or used, or held for use in connection with the ownership, use, maintenance or operation thereof).  In the event XTO Energy requires copies of original files that are delivered or requested by Buyer, Buyer shall pay for the costs associated with said copies.  XTO Energy is not obligated to provide copies of any data or records that would not have been made available to Buyer under Section 5.01.  Buyer must advise XTO Energy before Closing which data and records that it wants to be delivered or copied.  If Buyer requests geophysical, proprietary seismic data, and proprietary reprocessing data or derivatives and if XTO Energy is restricted from releasing the data to Buyer, Buyer’s execution of a licensing agreement satisfactory to the third part owner of the data will be a condition of XTO Energy’s delivering the data to Buyer.  For leases subject to the jurisdiction of the Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”), XTO Energy will sign and deliver to Buyer, if required, a complete list of the copies of data and records delivered to Buyer (with omissions noted and explained for records required under federal regulations, but which are not available).  Buyer will sign the list and submit it to the BOEMRE in accordance with applicable regulations.

If originals or the last-remaining copies of any data or records are provided to Buyer, XTO Energy may have access to them at reasonable times and upon reasonable notice during regular business hours for as long as any Interest is in effect after the Effective Time (or for 21 years in the case of a mineral fee or other non-leasehold interest or a longer period if required by law or governmental regulation).  XTO Energy may, during this period and at its expense, make copies of the data and records pursuant to a reasonable request.  Without limiting the generality of the two preceding sentences, for as long as any Interest is in effect after the Effective Time (or for 21 years in the case of a mineral fee or other non-leasehold interest or for a longer period if required by law or governmental regulation), Buyer may not destroy or give up possession of any original or last-remaining copy of the data or records without first offering XTO Energy the opportunity, at XTO Energy’s expense, to obtain the original or a copy.  After this period expires, Buyer must offer to deliver the data and records (or copies) to XTO Energy, at XTO Energy’s expense, before giving up possession or destroying them.

9.03                           Further Assurances.  Buyer and XTO Energy each will, from time to time after Closing and upon reasonable request, execute, acknowledge, and deliver in proper form any conveyance, assignment, transfer, or other instrument reasonably necessary to accomplish the purposes of this Agreement.

9.04                           Post-Closing Third-Party Consents.  If XTO Energy elects to close without all third-party consents and approvals, Buyer must proceed diligently after Closing to obtain and promptly provide evidence of them to XTO Energy.  If any third party (including any governmental or regulatory agency) having a right to approve or reject assignment of any Interest by XTO Energy to Buyer in order for title to transfer does not approve the assignment, or if Buyer does not meet conditions imposed for approval of the assignment, after Buyer has made a good faith effort to obtain the approval or permits or to satisfy the conditions, then XTO Energy may require reassignment of those Interests for which approval or consent was not received.  The Interests and Property must be in the same condition on the reassignment date as they were on the Closing Date, reasonable wear and tear excepted.  Upon reassignment, XTO Energy will refund to Buyer the Allocation for each reassigned Interest, without interest, but adjusted for operating expenses and revenue attributable to the period before reassignment.  Buyer will be responsible for all amounts due under contracts, including the Related Agreements, as to any Interest that requires approval for assignment, from the Effective Time forward.  This obligation will end only if an Interest is reassigned under this Section 9.04.

9.05                           Reassignment.  For reassignment of any Interest under this Agreement, Buyer will execute and deliver to XTO Energy a reassignment by special warranty, in a form satisfactory to XTO Energy and sufficient to place XTO Energy in the same position it occupied before the assignment to Buyer.  Buyer’s release and discharge of XTO Energy and its Associated Parties, its covenant not to sue XTO Energy or its Associated Parties, and its obligations to indemnify, defend, and hold XTO Energy and its Associated Parties harmless will apply to Interests that are reassigned for the period of Buyer’s ownership, and the reassignment instrument will restate Buyer’s obligations.

9.06                           Buyer’s Compliance.  Buyer will comply with all rules, regulations, statutes, and laws applicable to Buyer’s ownership or operation of the Interests or Property and with all Related Agreements, insofar as they concern or pertain to the Interests.

9.07                           Property Sales Accounting Agreement.  Buyer will perform all its obligations under the Property Sales Accounting Agreement, including payment of rentals, shut-in payments, and minimum royalties.

9.08                           Plugging and Abandoning Wells; Remediation.  Buyer recognizes, and will either perform or assure that performance is accomplished properly and in accordance with applicable law and the Related Agreements, all obligations to abandon, restore, and remediate the Interests and Properties, whether arising before or after the Effective Time, including obligations, as applicable to the Interests and Properties, to:

(a)                                  obtain plugging exceptions in Operator’s name for each Well with a current plugging exception, or permanently plug and abandon the Well;

(b)                                 plug, abandon, and if necessary, re-abandon each Well;

(c)                                  remove all equipment and facilities, including flowlines, pipelines, and platforms;

(d)                                 close all pits; and

(e)                                  restore and remediate the surface, subsurface, and offshore sites associated with the Interests or Property.

Buyer will pay all costs and expenses associated with the obligations assumed under this Section 9.08.  XTO Energy may require Buyer to prove its financial ability to perform these obligations after Closing or to provide and maintain a letter of credit, establish an escrow account, or obtain a performance bond or other financial security in an amount, in a form, and from an institution acceptable to XTO Energy to guarantee Buyer’s obligations under this Section.  Pursuant to Section 8.04(d)(9), Buyer will deliver the required financial security at Closing.

9.09                           Surrender or Abandonment of Interests.  If Buyer decides to surrender or abandon any of the Interests after Closing, Buyer must give XTO Energy written notice of its intent at least forty-five (45) days before surrender or abandonment if XTO Energy:

(a)                                  has retained an interest in the Interests;

(b)                                 has other interests for which XTO Energy requires access across the Interests or Property in order to exercise its rights; or

(c)                                  has other interests that are held by production from the Interests.  XTO Energy will have thirty (30) days after receipt of Buyer’s notice to notify Buyer that it elects to require Buyer to reassign all or any part of the Interests.  Reassignment will be in the manner described in Section 9.05.

ARTICLE X
TAXES

10.01                     Ad Valorem Taxes.  Ad valorem taxes (including production-based ad valorem taxes), real property taxes, and similar obligations imposed on the Interests and Property according to their value (“Ad Valorem Taxes”) will be apportioned between XTO Energy and Buyer as of the Effective Time.  Whether the Interests and Property are valued based on the previous year’s production or any other basis, Buyer is obligated to pay the current year’s Ad Valorem Tax assessment and all subsequent Ad Valorem Taxes, subject to the following apportionment provisions.  The basis of the apportionment will be the assessment for the tax year in which the Effective Time occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous tax year.  If Ad Valorem Taxes have not been paid before Closing, Buyer will be credited for XTO Energy’s portion of the Ad Valorem Taxes on the Closing Settlement Statement.  If they have been paid before Closing, XTO Energy will be credited for Buyer’s portion of the taxes on the Closing Settlement Statement.  Buyer will be responsible for all Ad Valorem Taxes and interest that are applied to the Interests retroactively after the Effective Time.

10.02                     Production Taxes.  All taxes (other than Ad Valorem Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, and excise taxes) will be apportioned between the Parties as of the Effective Time.  XTO Energy will be responsible for paying or withholding all taxes that have accrued before the Effective Time or as otherwise provided in the Property Sales Accounting Agreement and for filing all statements, returns, and documents pertinent to them.  Buyer will be responsible for paying or withholding all taxes that accrue or are applied retroactively after the Effective Time or as otherwise provided in the Property Sales Accounting Agreement; for filing all statements, returns, documents incident to them; and for obtaining reimbursements, if any, relating to those taxes.

10.03                     Other Taxes.  At Closing, XTO Energy will collect from Buyer and pay all applicable state and local sales taxes, use taxes, gross receipts taxes, business license taxes, other taxes (except taxes imposed by reason of income to XTO Energy), and fees.  The taxes collected will be based on Buyer’s Allocations, as adjusted under this Agreement.  Buyer will pay all state and local taxes, including penalty and interest, if any, assessed after the Effective Time against either Party with respect to this transaction or, if paid by XTO Energy, Buyer will promptly reimburse XTO Energy for amounts paid.  Buyer will pay all documentary stamp taxes.

10.04                     Tax-Deferred Exchange.  XTO Energy may elect by notice to Buyer before the Closing Date to effect a tax-deferred exchange under Section 1031 of the Code of all or part of the Interests.  If XTO Energy so elects, Buyer will accommodate XTO Energy and will execute escrow instructions, documents, agreements, or other instruments, as reasonably requested by XTO Energy, to effect the exchange; provided, however, such execution(s) shall not result in any additional cost, expense or liability to Buyer.  XTO Energy may assign its rights and delegate its duties under this Agreement to an exchange intermediary that it selects, as may be necessary to effect a tax-deferred exchange.

ARTICLE XI
OIL IN STORAGE, PROCEEDS, COSTS, EXPENSES,
CLAIMS, AND DISBURSEMENTS

11.01                     Oil in Storage.

(a)                                  All Oil in storage at the Effective Time, including working inventory, belongs to XTO Energy.  Title to Oil in storage for both XTO Energy-operated Interests and Interests operated by others will transfer to Buyer as of the Effective Time.

(b)                                 XTO Energy, at its sole option, may include as “Oil in storage” all Oil in the system downstream of the wellhead at the Effective Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines.  For XTO Energy-operated Interests, at the Effective Time XTO Energy will:

(i)                                     at its sole option, either run or gauge the Oil in storage; and

(ii)                                  read and replace all gas meter charts.

If the Effective Time is after the Execution Date, Buyer may be present for these operations.

(c)                                  XTO Energy will use measured Oil inventories in the Closing Settlement Statement, if available or, if not available, then estimated Oil inventories.  The estimates will be based on the average month-end inventories of the three most recent calendar months prior to the Effective Time.  If there is a difference between the value of the estimated Oil in storage and the value of inventories run or gauged at the Effective Time, XTO Energy may include the difference in the Final Settlement Statement.

(d)                                 Oil inventories will be credited to XTO Energy in the Closing Settlement Statement.  The assessed value of the Oil in storage will be priced, at XTO Energy’s option, at either:

(i)                                     XTO Energy’s posted price at the Effective Time for Oil of like grade and gravity in the field where the relevant Interest is located;

(ii)                                  if there is no XTO Energy-posted price for the field, then the average of the two highest prices, as determined by XTO Energy, posted by other purchasing companies in the field or locality where the Interest is located, for Oil of like grade and gravity, in effect at the Effective Time;

(iii)                               the applicable posted price, with appropriate gravity adjustments; or

(iv)                              the price received for the Oil from the purchaser (or an estimate of the price) or the price paid shall be a mutually agreeable negotiated price, with transportation charges deducted, where applicable.

(e)                                  For Interests operated by others, XTO Energy will include in the Closing Settlement Statement the quantity of Oil in storage at the Effective Time as represented by the Operator or as obtained from information filed with the applicable regulatory agency.  The value of Oil in storage for Interests operated by others will be determined on the same basis as that used to determine the value of Oil inventories for XTO Energy-operated Interests.

11.02                     Proceeds, Costs, and Expenses.

(a)                                  Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement:

(i)                                     XTO Energy reserves all rights to proceeds, receipts, reimbursements, credits, and income attributable to the Interests and accruing before the Effective Time; and

(ii)                                  all proceeds, receipts, credits, income, and charges attributable to the Interests and accruing after the Effective Time will be Buyer’s property and responsibility.

For accounts held in suspense or escrow at Closing, XTO Energy will pay in full the royalty accounts that were suspended because the amount due is less than the statutory minimum for payment and, as to all other accounts, will disburse funds after Closing upon proof satisfactory to XTO Energy that the money is due to the party claiming it.

(b)                                 Except as otherwise provided in this Agreement and without prejudice to the provisions of the Property Sales Accounting Agreement, XTO Energy will make all disbursements for:

(i)                                     payment of charges and invoices for costs and expenses accruing before the Effective Time and attributable to the Interests; and

(ii)                                  payments necessary as the result of sales of production from the Interests occurring before the Effective Time (including disbursements out of proceeds held in suspense or escrow).

Buyer will be responsible for all payments and disbursements after the Effective Time but if XTO Energy makes any of these payments or disbursements (including rentals paid prior to the Effective time, but covering periods after the Effective Time), Buyer will reimburse XTO Energy for the amounts paid.

(c)                                  All amounts due from one Party to the other under this Section 11.02 may be made by debits and credits in the Closing Settlement Statement and Final Settlement Statement.

11.03                     Notice to Remitters of Proceeds.  XTO Energy will make reasonable efforts to notify all remitters of proceeds from the sale of production of this transaction.  Except as otherwise provided in the Property Sales Accounting Agreement, XTO Energy is responsible for obtaining from the remitters revenues accrued before the Effective Time, and Buyer is responsible for obtaining from the remitters revenues accruing after the Effective Time.  The Parties will inform the remitters that this transaction has closed by letter-in-lieu-of-transfer order or other documents required by each remitter.

11.04                     Reservation of Claims.  XTO Energy reserves all Claims and rights of any kind concerning the Interests or Property against third parties that accrue before the Effective Time

(including those against overriding royalty owners, royalty owners, working-interest owners, and gas purchasers), whether discovered before or after Closing.  The reservations under this Section do not include gas-production-imbalance accounts, which are the subject of Article 20.

ARTICLE XII
XTO ENERGY-OPERATED INTERESTS

12.01                     Operation by XTO Energy.  XTO Energy will operate the XTO Energy-operated Interests until the later of the Closing Date or the time that the applicable operating agreement, plan of unitization, or law requires.  As soon as practicable thereafter, operations will be turned over to, and become the responsibility of, XTO Energy’s successor as Operator.  XTO Energy is not obligated to obtain Buyer’s approval of any aspect of operations while it operates the Interests, except to the extent provided for in the Transition Services Agreement attached as Exhibit Ito be effective as of the Closing Date.  Notwithstanding anything to the contrary in this Agreement, XTO Energy may cancel its applicable regulatory permits at any time and for any reason after it ceases to operate an Interest, with prior notice to the Buyer.

12.02                     Charges Paid by Buyer.  For the period of operation by XTO Energy from the Effective Time until the Closing, Buyer will pay XTO Energy as follows:

(a)                                  Operation and Maintenance Expenses.  A fixed monthly rate for operation and maintenance expenses and other miscellaneous costs and expenses incidental to the operation, protection, and maintenance of the Interests and Property (but excluding costs under paragraph (b) below) based on the average operation, maintenance, and miscellaneous costs and expenses for each Interest for the three-month period before the Effective Time.

(b)                                 Other Costs.  Reimbursement for workover costs, plugging, abandoning, and re-abandoning costs, CO2 purchases, prepaid items (e.g., utility charges, rentals, deposits and any other prepays excluding taxes) prorated before and after the Effective Time, and other major costs incurred by XTO Energy incidental to the operation, protection, and maintenance of the Interests and Property, on an actual-cost basis.

(c)                                  Overhead.  Overhead at a rate equal to 12.5% of the sum of the amounts under paragraphs (a) and (b) above.

These charges will be included in the Closing Settlement Statement or Final Settlement Statement, as applicable.  The Transition Services Agreement shall provide additional charges related to operations and accounting service post Closing.

12.03                     Risk of Loss.  Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of the XTO Energy-operated Interests and Property associated with that Interest will pass from XTO Energy to Buyer as of the Closing Date, EVEN IF SUCH DAMAGE OR DESTRUCTION IS CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF XTO ENERGY OR ANY OF ITS ASSOCIATED PARTIES OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW

INCLUDING THEORIES OF STRICT LIABILITY.  Any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

For purposes of this Section, a Casualty Loss shall be defined as a loss resulting from a hurricane, other weather event, or an act of God, in the Gulf of Mexico between the Execution Date and Closing, and shall not include any change in the condition of an XTO Energy-operated Interest and Property associated with that Interest arising from normal depletion, watering-out, casing collapse or sand infiltration of any well and the depreciation of property through ordinary wear and tear.  If prior to Closing, XTO Energy becomes aware of a Casualty Loss associated with an XTO-Operated Interest or Property, XTO Energy shall promptly notify Buyer of the Interest and Property affected by such Casualty Loss.  Prior to Closing, the Parties shall endeavor to assess the extent of the Casualty Loss and mutually agree to an adjustment to the Base Purchase Price resulting from the Casualty Loss; provided, however, if the Parties fail to mutually agree to such adjustment, XTO Energy, at its sole election shall have the option to remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest.  However, in the event a Casualty Loss affects the SMI 41 Field (XTO File Numbers 3445-0001-00 (OCS-G 13607 South Marsh Island 40 Block), 3446-001-00 (OCS-G 1192 South Marsh Island 41 Block), 3447-0001-00 (OCS-G 23840 South Marsh Island 44 Block), and 3080-0001-00 (OCS-G 31353 South Marsh Island 45 Block), as referenced on Exhibit A, referred to collectively as “SMI 41 Field”), the Parties must mutually agree to remove SMI 41 Field from this Agreement and adjust the Base Purchase Price by the Allocation for the SMI 41 Field in the event the Parties do not mutually agree to an adjustment to the Base Purchase Price resulting from such Casualty Loss.  Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have, at its sole election, the right upon written notice to XTO Energy to terminate this Agreement and receive a refund of the Performance Deposit if the SMI 41 Field is removed because of a Casualty Loss.

In the event a Casualty Loss occurs between the Execution Date and the Closing Date specified in Section 8.01, as same may be extended under either Sections 8.02 or 8.03, either Party may delay Closing for the affected Interest up to sixty (60) days, unless otherwise extended by mutual agreement of the Parties, after the originally-scheduled Closing Date upon written notice to the other Party, unless XTO Energy elects to remove the affected Interest from this Agreement under and in accordance with this Section 12.03.

12.04                     Selection of Operator.  Upon execution of this Agreement, XTO Energy or Buyer may poll the parties to applicable joint operating agreements or plans of unitization before Closing to select a successor Operator.  The poll may stipulate that XTO Energy will not resign as Operator unless Closing occurs.  XTO Energy may resign as Operator under applicable regulations if Buyer does not diligently pursue its designation as Operator of the Interests that it will operate.  If any such polling commenced by XTO Energy or Buyer is not completed by Closing, then it will be Buyer’s responsibility to complete such polling immediately after Closing.  Buyer’s selection as Operator, whether under a joint operating or similar agreement or pursuant to applicable regulations, is not a condition of Buyer’s performance under this Agreement.

12.05       Removal of Signs.  XTO Energy may either remove its name and signs from the XTO Energy-operated Interests and Property or require Buyer to do so for those Interests that it will operate.  Once Buyer has become Operator, Buyer must:

(a)           remove any remaining signs and references to XTO Energy from the Property or Interests promptly, but no later than the time required by applicable regulations or 45 days after XTO Energy ceases to be Operator, whichever occurs first;

(b)           install signs complying with applicable governmental regulations, including signs showing Buyer as Operator of the Interests it operates; and

(c)           notify XTO Energy of the removal of signs and references to XTO Energy and installation of new signs.

XTO Energy reserves a right of access to the Interests and Property after it ceases to be Operator to remove its signs and name from all Wells, facilities, and Property, or to confirm that

Buyer has done so for the Interests operated by Buyer.  If XTO Energy removes signs because Buyer has not done so, XTO Energy will charge its costs to Buyer, and Buyer will pay the invoice within fifteen (15) days of receipt.

ARTICLE XIII

INTERESTS OPERATED BY OTHERS

13.01       Charges Paid by Buyer.  Buyer will reimburse XTO Energy for charges made by the Operator after the Effective Time and paid by XTO Energy.

13.02       Risk of Loss.  Unless this Agreement is terminated as to an Interest, the risk of loss for damage to or destruction of each Interest operated by others and the Property associated with that Interest will pass from XTO Energy to Buyer as of the Closing Date, EVEN IF SUCH DAMAGE OR DESTRUCTION IS CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF XTO ENERGY OR ANY OF ITS ASSOCIATED PARTIES OR ANY THIRD PARTY AND REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW INCLUDING THEORIES OF STRICT LIABILITY.  Any such damage or destruction will not be cause for Buyer to delay Closing or terminate this Agreement.

For purposes of this Section, a Casualty Loss shall be defined as a loss resulting from a hurricane, other weather event, or an act of God, in the Gulf of Mexico between the Execution Date and Closing, and shall not include any change in the condition of an Interest operated by others and Property associated with that Interest arising from normal depletion, watering-out, casing collapse or sand infiltration of any well and the depreciation of property through ordinary wear and tear.  If prior to Closing, XTO Energy becomes aware of a Casualty Loss associated with an Interest operated by others and the Property associated with the Interest, XTO Energy shall promptly notify Buyer of the Interest and Property affected by such Casualty Loss.  Prior to Closing, the Parties shall endeavor to assess the extent of the Casualty Loss and mutually agree to an adjustment to the Base Purchase Price resulting from the Casualty Loss; provided, however, if the Parties fail to mutually agree to such adjustment, XTO Energy, shall, at its sole option, have the option to remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for that Interest.  In the event a Casualty Loss occurs between the Execution Date and the Closing Date specified in Section 8.01, as same may be extended under either Sections 8.02 or 8.03, either Party may delay Closing for the affected Interest up to sixty (60) days, unless otherwise extended by mutual agreement of the Parties, after the originally-scheduled Closing Date upon written notice to the other Party, unless XTO Energy elects to remove the affected Interest from this Agreement under this Section 13.02.

ARTICLE XIV
PREFERENTIAL RIGHT TO PURCHASE OIL

XTO Energy shall have, for the life of the lease in any instrument(s) of conveyance concerning the Interests, the preferential right to purchase from time to time all or any portion of the Oil, which may be produced and saved from or allocated to the Interests conveyed by XTO Energy hereunder, except for that Oil which is used for operations upon and for the sole benefit of the Interests conveyed by this Agreement.  The price to be paid shall be a mutually agreeable negotiated price, with transportation charges deducted, where applicable.

Notwithstanding anything herein to the contrary, if Buyer receives a bona fide offer from an independent third party to purchase the above Oil, which exceeds the price that XTO Energy is currently paying, then Buyer shall furnish XTO Energy with a copy of said offer and XTO Energy shall have the option (but not the obligation) to match such offer and purchase such Oil on terms identical to that contained in the offer.  Notice of XTO Energy’s election to match said offer shall be provided in writing to Buyer within ten (10) working days after receipt of such notice.

Should XTO Energy, on any one or more occasions, elect not to purchase or not respond within ten (10) working days after notification by Buyer, then XTO Energy’s right to purchase Oil shall be considered temporarily waived until such third party term purchase has expired or until such time as XTO Energy is willing to match the independent third party’s offer, consistent with the cancellation notice period of said offer.

XTO Energy shall have the right to assign its preferential right to purchase to any of its subsidiaries or affiliates.  Upon such assignment, the subsidiary or affiliate shall have the same rights as XTO Energy under this Article 14.

All notifications under this Article shall be sent to:

XTO Energy:		Buyer:
ExxonMobil Oil Corporation		Dynamic Offshore Resources, LLC
3225 Gallows Road		1301 McKinney, Suite 900
Fairfax, Virginia 22037		Houston, Texas 77010
Attention:	Manager, North America	Attention:	Vice President of Land and
	Crude Trading		Business Development

The provisions of this Article 14 will be incorporated into the Assignment and Bill of Sale.

ARTICLE XV
INTENTIONALLY OMITTED

ARTICLE XVI
BUYER’S RELEASE, DISCHARGE, AND COVENANT NOT TO SUE AND BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS

16.01       Buyer’s Release and Discharge of XTO Energy and its Associated Parties.  Buyer releases and discharges XTO Energy and its Associated Parties from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  BUYER’S RELEASE AND DISCHARGE OF XTO ENERGY AND ITS ASSOCIATED PARTIES INCLUDES CLAIMS AND LIABILITIES CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF XTO ENERGY OR ANY OF ITS ASSOCIATED PARTIES OR ANY THIRD PARTY AND APPLY REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW INCLUDING THEORIES OF STRICT LIABILITY.  The only exception to Buyer’s release and discharge of XTO Energy and its Associated Parties is stated in Section 16.04(e), and the release and discharge are binding on Buyer and its successors and assigns.

16.02       Buyer’s Covenant Not to Sue XTO Energy or its Associated Parties.  Buyer covenants not to sue XTO Energy or its Associated Parties with regard to any Claim or Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  BUYER’S COVENANT NOT TO SUE XTO ENERGY OR ITS ASSOCIATED PARTIES INCLUDES CLAIMS AND LIABILITIES CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF XTO ENERGY OR ANY OF ITS ASSOCIATED PARTIES OR ANY THIRD PARTY AND APPLIES REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW INCLUDING THEORIES OF STRICT LIABILITY.  The only exception to Buyer’s covenant not to sue XTO Energy or its Associated Parties is stated in Section 16.04(c), and the covenant is binding on Buyer and its successors and assigns.

16.03       Buyer’s Obligations to Indemnify, Defend, and Hold XTO Energy and its Associated Parties Harmless.  Buyer will indemnify, defend, and hold XTO Energy and its Associated Parties harmless from each Claim and Liability relating to the Interests, Property, or this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable.  BUYER’S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD XTO ENERGY AND ITS ASSOCIATED PARTIES HARMLESS INCLUDE CLAIMS AND LIABILITIES CAUSED IN WHOLE OR IN PART BY THE GROSS, SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF XTO ENERGY OR ANY OF ITS ASSOCIATED PARTIES OR ANY THIRD PARTY AND APPLY REGARDLESS OF WHO MAY BE AT FAULT OR OTHERWISE RESPONSIBLE UNDER ANY OTHER CONTRACT OR ANY STATUTE, RULE OR THEORY OF LAW INCLUDING THEORIES OF STRICT LIABILITY.  The only exceptions to Buyer’s obligations to indemnify, defend, and hold XTO Energy and its Associated Parties harmless are stated in Sections 16.04(c) and 16.04(e), and the obligations are binding on Buyer and its successors and assigns.

16.04       Buyer’s Obligations.

(a)           In each instance of Buyer’s obligations to release, discharge, indemnify, defend, and hold XTO Energy and its Associated Parties harmless and its covenant not to sue XTO Energy or its Associated Parties, the Claims and Liabilities subject to the obligations include the following:

(i)            the ownership of the Interests by XTO Energy, their operation by XTO Energy or its Associated Parties, and the acts or omissions of XTO Energy or its Associated Parties in connection with the Interests or the Related Agreements;

(ii)           the ownership of the Interests by Buyer, their operation by Buyer or its Associated Parties, and the acts or omissions of Buyer or its Associated Parties in connection with the Interests or under this Agreement or the Related Agreements; and

(iii)          the acts or omissions of third parties relating to the Interests.

(b)           Buyer’s obligations under this Agreement to release, discharge, indemnify, defend, and hold XTO Energy and its Associated Parties harmless and its covenant not to sue XTO Energy or its Associated Parties include Claims and Liabilities arising in any manner from the following:

(i)            Buyer’s Allocations;

(ii)           preferential and similar rights held by third parties to purchase any portion of the Interests;

(iii)          the review, inspection, and assessment of the Interests and Property by Buyer and its Associated Parties;

(iv)          an error in describing the Interests or an error in the conveyancing instruments;

(v)           rights and obligations of the parties or third parties under the Related Agreements;

(vi)          closing without a third party consent or approval;

(vii)         failure by third parties to approve or consent to any aspect of this transaction after Closing;

(viii)        obligations to plug and abandon Wells and remediate the Interests and Property;

(ix)           payment of Real Property Taxes or other taxes applicable to the Interests and Property;

(x)            payments or disbursements paid or payable by XTO Energy or Buyer to third parties;

(xi)           a physical or environmental condition relating to the Interests and Property, including Claims and Liabilities under the Environmental Laws, or failure to comply with the Environmental Laws;

(xii)          remediation activities, including damages incurred by Buyer or its Associated Patties during or arising from remediation activities; and

(xiii)         lawsuits filed before the Effective Time, but amended after the Effective Time to include the Interests or Property or XTO Energy’s ownership of or activities regarding the Interests or Property.

(c)           Buyer’s obligations to indemnify, defend, and hold XTO Energy and its Associated Parties harmless do not apply, however, to Claims or Liabilities that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time, but only to the extent that acts or omissions that gave rise to the cause of action are attributable to the conduct or operation or ownership of XTO Energy or its Associated Parties before the Effective Time.

(d)           The Patties recognize that certain lawsuits may have been filed before the Effective Time, but concern activities continuing after the Effective Time, so that after Closing Buyer may be a proper party to the lawsuit.  For these lawsuits, Buyer’s obligations to indemnify, defend, and hold XTO Energy and its Associated Parties harmless will apply to activities occurring after the Effective Time.  XTO Energy will continue to defend its own interests and provide principal counsel in an action under this paragraph for which it remains a party after the Effective Time.

(e)           Buyer’s release and discharge of XTO Energy and its Associated Parties and its covenant not to sue do not include Claims that Buyer may enforce against contractors and subcontractors for work regarding the Interests and the Properties.  In addition, Buyer’s release and discharge of XTO Energy and its Associated Parties and its obligation to indemnify, defend and hold XTO Energy harmless under this Agreement does not include Claims that XTO Energy breached this Agreement_ Any such Claims will be resolved in accordance with Article 17.

16.05       Buyer’s Duty to Defend.  Buyer acknowledges that its obligations to indemnify, defend, and hold XTO Energy and its Associated Parties harmless under this Agreement include obligations to pay the attorneys’ fees and court and other costs incurred by XTO Energy and its Associated Parties in defending all Claims.  As to each Claim and Liability, XTO Energy, at its sole option, may elect to:

(a)           manage its own defense, in which event Buyer will reimburse XTO Energy and its Associated Parties for all attorneys’ fees and court and other costs reasonably incurred in defending a claim, upon delivery to Buyer of invoices for these fees and costs; or

(b)           tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.

16.06       Buyer’s Waiver of Consumer Rights Under the Texas Deceptive Trade Practices Consumer Protection Act and Other Consumer Protection Laws.  AS PARTIAL CONSIDERATION TO XTO ENERGY TO ENTER INTO THIS AGREEMENT, TO THE EXTENT THAT THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT IS APPLICABLE TO THIS TRANSACTION, BUYER CAN AND DOES EXPRESSLY WAIVE ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SECTIONS 17.41 THROUGH 17.63, TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.  IN ADDITION, BUYER WAIVES ITS RIGHTS UNDER ALL OTHER CONSUMER PROTECTION LAWS IN OTHER STATES APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES.

16.07       Retroactive Effect.  Buyer acknowledges that its obligations to release, discharge, defend, and hold XTO Energy and its Associated Parties harmless and its covenant not to sue XTO Energy or its Associated Parties apply to matters occurring or arising before the Execution Date to the extent provided in this Agreement.

16.08       Inducement to XTO Energy.  BUYER ACKNOWLEDGES THAT IT EVALUATED ITS OBLIGATIONS UNDER THIS ARTICLE 16 BEFORE IT DETERMINED AND SUBMITTED ITS BID FOR THE INTERESTS AND THAT ITS ASSUMPTION OF THESE OBLIGATIONS IS A MATERIAL INDUCEMENT TO XTO ENERGY TO ENTER INTO THIS AGREEMENT WITH, AND CLOSE THE SALE TO, BUYER.

ARTICLE XVII
ALTERNATE DISPUTE RESOLUTION AND ARBITRATION

17.01       General.

(a)           This Article 17 applies to any dispute between the Parties, arising at any time, that is not subject to Buyer’s release and discharge of XTO Energy and its Associated Parties or Buyer’s covenant not to sue XTO Energy or its Associated Parties or is not specifically excluded under this Article 17_ Whether a dispute is subject to Buyer’s release, discharge, or covenant not to sue or to this Article (or is excluded from this Article by its terms), and whether there is a contract between the Parties, are issues that will be resolved under the alternate dispute resolution and arbitration provisions of this Article 17.

(b)           As to the disputes subject to this Article 17, any Claim or controversy of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of set forth in this Article 17 and will be binding on both Parties and their respective successors and assigns.  Neither Party may prosecute or commence any suit or action against the other Party relating to any matters that are subject to this Article 17, except as provided in this Article 17.

(c)           XTO Energy will determine, at its sole option, whether a Claim filed by a third party against Buyer or XTO Energy will be subject to this Article.  If Buyer has notified XTO Energy before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim is not resolved before Closing, the Disputed Claim will not be subject to this Article unless agreed by the Parties.

17.02       Negotiations.  The Parties agree to attempt to resolve any dispute arising out of or relating to this Agreement through negotiation.  Within thirty (30) days after one Party gives the other Party written notice describing the dispute and requesting negotiations, representatives of the Parties with authority to resolve the dispute shall meet at a mutually agreed upon location to attempt to resolve the dispute.  Negotiations shall continue until the Parties have resolved the dispute or until one of the Parties gives written notice that it will no longer continue to negotiate.  If for any reason, the Parties’ representatives fail to meet within the thirty (30) day deadline or if a Party gives written notice that it is no longer willing to continue negotiations, either Party may commence binding arbitration of the dispute pursuant to Section 17.03.

17.03       Arbitration.  Any dispute arising out of or relating to this Agreement that the Parties fail to resolve by negotiation as set forth in Section 17.02 shall be resolved by arbitration before three arbitrators pursuant to the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration as modified herein.  Each Party shall appoint one arbitrator as provided in CPR Rules 3.3 and 3.5, and the two arbitrators so appointed shall appoint the third, who shall chair the tribunal, selected as provided in CPR Rule 5.2.  The place of arbitration shall be Houston, Texas.  The arbitrators shall apply the substantive law of Texas to the merits of the dispute, except that the arbitrators shall not apply any choice of law rules that would call for the application of the substantive law of any other jurisdiction.  The Federal Arbitration Act shall apply to the arbitration.  The arbitrators’ award shall be final and binding on the Parties.  Judgment on the award may be entered in any court of competent jurisdiction.

17.04       Notice.  The addresses for notice under this Article 17 are:

XTO Energy:		Buyer:

XTO Energy Inc		Dynamic Offshore Resources, LLC
810 Houston Street		1301 McKinney, Suite 900
Fort Worth, Texas 76102		Houston, Texas 77010
Attention:	Litigation Coordinator	Attention: General Counsel

and

ExxonMobil Production Company
P.O. Box 2180
Houston, Texas 77252-2180
Attention:	Planning Department
Asset Enhancement Manager

ARTICLE XVIII
ENVIRONMENTAL MATTERS

18.01       Buyer’s Acknowledgment Concerning Possible Contamination of the Interests and Property.  Buyer is aware that the Interests and Property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Property or associated with the Interests.  Equipment and sites included in the Interests or Property may contain asbestos, hazardous substances, or NORM.  NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Property or included in the Interests may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Property.  Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Interests and the Property.

BUYER WILL ASSUME ALL LIABILITY FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, AND DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES, AND NORM FROM THE INTERESTS AND PROPERTY AND ASSOCIATED ACTIVITIES AND WILL CONDUCT THESE ACTIVITIES IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL LAWS.

18.02       Adverse Environmental Conditions.

(a)           Buyer will have until ten (10) days before the Closing Date to notify XTO Energy of any material adverse environmental condition of the Interests or Property that Buyer finds unacceptable and provide evidence of the condition to XTO Energy.  An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:

(i)            the environmental condition is required to be remediated on the Execution Date under the Environmental Laws in effect on the Execution Date;

(ii)           the total of the cost to remediate all environmental conditions identified by Buyer to levels required by the Environmental Laws in effect on the Execution Date is reasonably estimated to be more than one percent (1%) of the Base Purchase Price; and

(iii)          the environmental condition was not disclosed to or known by Buyer before the Execution Date.

(b)           XTO Energy will have thirty (30) days after receipt of Buyer’s notice under the preceding paragraph, or until five (5) days before the Closing Date if it determines that an adverse environmental condition (whether material or not) may exist with respect to an Interest or Property, to elect any of the following:

(i)            adjust the Allocation for an Interest by a mutually acceptable amount reflecting XTO Energy’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Interest;

(ii)           remove the affected Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the affected Interest;

(iii)          remedy, or agree to remedy, the Condition, as provided below; or

(iv)          terminate this Agreement.

XTO Energy may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as XTO Energy’s right to delay Closing under Section 8.03.

(c)           If XTO Energy and Buyer agree to adjust an Allocation because of a Condition, the amount of the adjustment will be the cost to remediate the Condition, but only to the level required by the Environmental Laws in effect on the Execution Date.  XTO Energy may require Buyer to remit the full Allocation at Closing, without adjustment for the Condition, but if it does so, it will pay the amount of the adjustment to Buyer when the remediation is complete under applicable law.  If the cost to remediate exceeds the amount of the adjustment, Buyer will pay the additional costs to remediate the Condition as required by applicable law.

18.03       Remediation.  If XTO Energy agrees with Buyer to remediate a Condition or is required by a governmental or regulatory agency to remediate a Condition, the following will govern the remediation:

(a)           XTO Energy will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition or remediation.  Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Condition or remediation and will keep all information regarding the Condition and remediation confidential, except in each instance to the extent required by applicable law.

(b)           XTO Energy will remediate the Condition to the level agreed upon by XTO Energy and Buyer, but in no event will XTO Energy be required to remediate the Condition beyond the level required by the Environmental Laws in effect on the Execution Date.

(c)           Buyer will grant and warrant access to the Interests and entry on the Property after Closing to XTO Energy, its Associated Parties, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

(d)           Buyer will use its best efforts not to interfere with XTO Energy’s ingress and egress or assessment or remediation activities.  XTO Energy will make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities and to the Interests and the Property.

(e)           XTO Energy will continue remediation of the Condition until the first of the following occurs:

(i)            the appropriate governmental authorities provide written notice to XTO Energy or Buyer that no further remediation of the Condition is required; or

(ii)           XTO Energy determines that the Condition has been remediated to the level required by the Environmental Laws or as agreed by the Parties.

Upon the occurrence of either (1) or (2) above, XTO Energy will notify Buyer that remediation of the Condition is complete and provide a copy of the notification described in (1) above, if applicable.  Upon delivery of XTO Energy’s notice, XTO Energy will be released from all liability and have no further obligations under any provisions of this Agreement in connection with a Condition.

(f)            Until XTO Energy completes remediation of a Condition, XTO Energy and Buyer will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Interests or Property.

(g)           After delivery of possession or Closing (whichever occurs first) and before XTO Energy has completed remediation of a Condition, if a leak, spill, or discharge of any material or substance (“Occurrence”) occurs on the Property or Interests, or any part of them, Buyer will promptly notify XTO Energy and act promptly to minimize the effects of the Occurrence.  If a spill, leak or discharge occurs and XTO Energy determines that it may affect the area where XTO Energy is conducting remediation or assessment, Buyer will hire a consultant (who must be acceptable to XTO Energy) to assess the effect of the occurrence on the environmental condition of the Property, Interest, and XTO Energy’s remediation work and the cost of the additional work required as the result of the Occurrence.  Unless the Occurrence was caused solely by XTO Energy, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence.  If XTO Energy’s remediation is expanded to incorporate remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to XTO Energy as the work is performed, within thirty (30) days of receipt of invoices for the work (with supporting documentation).  Payments not made timely will bear interest at a rate of twelve percent (12%) per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.

If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, XTO Energy will pay Buyer the cost that would have been incurred by XTO Energy to complete the remediation but for the Occurrence.  As consideration for this payment, Buyer will accept the environmental condition of the Property and Interests as they exist on the date of the payment, assume full responsibility for remediating the Property and Interests and related off-site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend XTO Energy and its Associated Parties as to Claims and Liabilities arising from the Occurrence to the same extent as described in Article 16.

(h)           If XTO Energy undertakes remediation as to any Interest in which XTO Energy’s ownership was less than one hundred percent (100%), Buyer will bill the other working interest owners for their share of the remediation expenses.  Regardless of whether Buyer recoups any amount from the other working interest owners, Buyer will refund to XTO Energy, within sixty (60) days of each XTO Energy invoice, with documentation, any amounts expended by XTO Energy over the amount formerly attributable to XTO Energy’s working interest share.

(i)            If XTO Energy will assess or remediate the Interests or Property after Closing, the Assignment and Bill of Sale or other recordable instrument will restate the rights and obligations of this Section 18.03.

18.04       Disposal of Materials, Substances, and Wastes; Compliance with Law.  Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Interests and Property (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations.  Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite.  When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Interests or Property affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Property or Interests.

ARTICLE XIX
BUYER’S REPRESENTATIONS

19.01       Representations Not Exclusive.  Buyer’s representations under this Article are in addition to its other representations under this Agreement and the Additional Instruments.

19.02       Securities Laws.

(a)           Buyer acknowledges that the solicitation of an offer for and the sale of the Interests by XTO Energy has not been registered under any securities laws.

(b)           Buyer intends to acquire the Interests for its own benefit and account and is not acquiring the Interests with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws.  If Buyer sells, transfers, or otherwise disposes of the Interests or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

(c)           Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

19.03       Basis of Buyer’s Decision.  Buyer represents that:

(a)           it has reviewed and investigated the Interests and Property to its satisfaction in order to enter into this Agreement;

(b)           it has evaluated the Interests and Property to its satisfaction and has made an informed decision, as a prudent and knowledgeable purchaser, to acquire the Interests and Property;

(c)           it is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties;

(d)           it has evaluated the merits and risks of purchasing the Interests and has formed an opinion based solely upon its knowledge and experience and not in reliance on any statements or actions by XTO Energy or its Associated Parties; and

(e)           it will acquire the Interests and Property “as is, where is,” and with all faults.

19.04       Material Factor.  Buyer acknowledges that its representations under this Article, the rest of this Agreement, and the Additional Instruments are a material inducement to XTO Energy to enter into this Agreement with, and close the sale to, Buyer.

ARTICLE XX
GAS IMBALANCES

20.01       XTO Energy’s and Buyer’s Respective Obligations.  For those Interests with cumulative gas-production-imbalance accounts among working interest owners, Buyer acknowledges that the amounts are derived from either Operator’s statements or XTO Energy’s estimates based upon current production, prior sales history, and contract information; were provided to Buyer before the Execution Date; and were taken into consideration in Buyer’s calculation of the Base Purchase Price and the Allocations.  After the Effective Time, all benefits, obligations, and liabilities associated with these gas-production-imbalance accounts and related agreements will accrue to and become Buyer’s responsibility.  Buyer will assume XTO Energy’s overproduced or underproduced position as of the Effective Time and subject to the other provisions of this Agreement, unless the operating agreement, plan of unitization, or gas balancing agreement for an Interest provides for the cash settlement of gas-production-imbalance accounts when the Interest is assigned, in which event XTO Energy reserves the gas-production-imbalance account and the right to the cash settlement.  XTO Energy specifically reserves certain of the gas imbalance accounts as same are identified on Exhibit E for which Buyer shall have no responsibility or liability.

Buyer represents that in calculating the Base Purchase Price and its Allocations, it has considered XTO Energy’s procedures for paying royalties and severance taxes with regard to each gas-production-imbalance account.

20.02       Settlement.

(a)           If either (1) before Closing, or (2) on the later of XTO Energy’s preparation of the Final Settlement Statement or one hundred and fifty (150) days after Closing, either Party determines that a Material Difference (as defined below) exists between the total of the gas-production-imbalance accounts represented in Exhibit E and the total of the gas-production-imbalance accounts as of the Effective Time, then the Base Purchase Price will be adjusted if there is a Material Difference.  The value of the difference will be calculated by multiplying the volume difference by $4.38 per Mcf (thousand cubic feet).  A “Material Difference” exists if the absolute value of the difference exceeds $100,000.00.

(b)           Regardless of whether a Material Difference exists, if the difference between the represented and actual gas-production imbalance account for an Interest exceeds $100,000.00, then XTO Energy, at its sole option, may withdraw that Interest from this Agreement and adjust the Base Purchase Price by the Allocation for the Interest.  The difference in the gas-production-imbalance account for the withdrawn Interest will not be used to determine whether a Material Difference exists.

(c)           If a Material Difference identified before Closing exceeds one percent (1%) of the Base Purchase Price, then either Party may, upon written notice to the other, terminate this Agreement.  Before terminating this Agreement, however, XTO Energy and Buyer will each make a good-faith effort to negotiate a settlement.  If this Agreement is terminated under this Section 20.02, XTO Energy will refund the Performance Deposit to Buyer.

ARTICLE XXI
FINAL SETTLEMENT STATEMENT

XTO Energy will prepare a final settlement statement and submit it to Buyer within one hundred and fifty (150) days after the Closing Date (the “Final Settlement Statement”).  The Final Settlement Statement will deduct royalties, operating expenses, taxes, overhead, and other amounts due to XTO Energy from amounts due to Buyer as provided in this Agreement, with adjustments as necessary for items identified after Closing.  XTO Energy may set off any resulting amount due to Buyer against amounts that Buyer may otherwise owe to XTO Energy or its Affiliates when the Final Settlement Statement is prepared.

Buyer must respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement.  If the Parties cannot resolve their differences within ninety (90) days of XTO Energy’s receipt of Buyer’s objections, then the alternate-dispute-resolution and arbitration procedures of Article 17 will be triggered.  If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the 30-day period, the statement will be deemed approved by Buyer.  After approval of the Final

Settlement Statement, XTO Energy will send a check or invoice to Buyer for the net amount.  If payment is not made within thirty (30) days of Buyer’s receiving the invoice, the amount due may, at XTO Energy’s option, bear interest at a rate of twelve percent (12%) percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.  Inquiries regarding the Final Settlement Statement must be in writing, addressed to:

ExxonMobil Production Company
P.O. Box 2180
Houston, Texas 77252-2180
Attention: Planning Department, Asset Enhancement Manager

ARTICLE XXII
BROKER’S AND FINDER’S FEES

XTO Energy and Buyer each represents and warrants to the other that it has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in connection with this Agreement or the transaction contemplated by it for which the other Party will have any responsibility.

ARTICLE XXIII
COMMUNICATIONS

Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, or by messenger:

XTO Energy:	Buyer:

XTO Energy Inc.	Dynamic Offshore Resources, Inc.
810 Houston Street	1301 McKinney, Suite 900
Fort Worth, Texas 76102	Houston, Texas 77010
Attention: Senior Vice President Land	Attention:	President and Chief
Executive Officer
and

ExxonMobil Production Company
P.O. Box 2180
Houston, Texas 77252-2180
800 Bell, Room 241-H EB
Houston, Texas 77002
Attention: Planning Department
Asset Enhancement Manager

ARTICLE XXIV
BUYER’S DEFAULT

Prior to Closing, if Buyer defaults under this Agreement in a material way, including Buyer’s failure to perform its obligations to close this transaction, XTO Energy may, at its sole option, terminate this Agreement and retain the Performance Deposit in lieu of any other rights and remedies XTO Energy may have under law or in equity.  Such option to terminate shall not be exercised by XTO Energy unless and until XTO Energy has provided Buyer with written notice of its default or failure and Buyer has failed to remedy such fault or render such performance within thirty (30) days of its receipt of such written notice.

ARTICLE XXV
HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976

If the Parties determine that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Act”) applies to this transaction, each will promptly file with the Federal Trade Commission the required notifications, reports, and supplemental information to comply, in all respects, with the requirements of the Act.  Buyer will promptly pay to the appropriate government agency all filing fees required of “acquiring persons” under the Act.  Notwithstanding anything to the contrary in this Agreement, the Execution Date of this Agreement will be the date of XTO Energy’s notice to Buyer that, in the opinion of XTO Energy’s counsel, this transaction complies with the Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

In order that Closing occurs without violation of the Act, the Parties agree to delay Closing for up to five (5) business days after the transaction contemplated by this Agreement is approved under the Act, if such approval is required and not obtained by the originally scheduled Closing Date.

ARTICLE XXVI
XTO ENERGY’S DISCLAIMER OF WARRANTIES AND REPRESENTATIONS

XTO ENERGY HAS NOT MADE, AND WILL NOT MAKE, ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, OR STATUTORY, WHATSOEVER IN CONNECTION WITH MS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY IT, INCLUDING THE ACCURACY OR COMPLETENESS OF DATA, INFORMATION, OR MATERIALS FURNISHED AT ANY TIME TO BUYER IN CONNECTION WITH THE INTERESTS OR PROPERTY, OR THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS, OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS.  NONE OF XTO ENERGY’S ASSOCIATED PARTIES IS AUTHORIZED TO MAKE ANY WARRANTY OR REPRESENTATION ON XTO ENERGY’S BEHALF.  ALL DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY XTO ENERGY ARE PROVIDED TO BUYER AS A CONVENIENCE, AND RELIANCE ON OR USE OF THEM IS AT BUYER’S SOLE RISK.

ARTICLE XXVII
MISCELLANEOUS

27.01       No Joint and Several Obligations.  In the event that there are multiple sellers under this Agreement, the obligations of each seller are several, and not joint and several.

27.02       Entire Agreement.  This Agreement and the Additional Instruments constitute the entire agreement between the Parties as to the transaction described in this Agreement.  All previous negotiations and communications between the Parties as to these matters are merged into this Agreement and the Additional Instruments.

27.03       Successors and Assigns; Amendment; Survival.

(a)           This Agreement is binding on and inures to the benefit of the Parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both Parties.  Neither the assignment of this Agreement nor of the Interests or any part of them will relieve Buyer of its obligations under this Agreement unless and to the extent XTO Energy consents in writing to release Buyer, which consent may be withheld for any reason.

(b)           All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing.

(c)           The following provisions survive the termination of this Agreement:

(i)            Section 5.02 (Access to XTO Energy-Operated Interests);

(ii)           Section 5.03 (Environmental Assessment), including Exhibit F;

(iii)          Section 5.07 (Buyer’s Confidentiality Obligations);

(iv)          Article 16 (Buyer’s Release, Discharge, and Covenant not to Sue and Buyer’s Obligations to Indemnify, Defend, and Hold Harmless);

(v)           Article 17 (Alternate Dispute Resolution and Arbitration);

(vi)          Article 18 (Environmental Matters);

(vii)         Article 19 (Buyer’s Representations);

(viii)        Article 22 (Broker’s and Finder’s Fees);

(ix)           Article 23 (Communications);

(x)            Article 26 (XTO Energy’s Disclaimer of Warranties and Representations); and

(xi)           Article 27 (Miscellaneous).

27.04       Choice of Law.  This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

27.05       Assignment.  Prior to Closing, neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer without ExxonMobil’s prior written consent, which consent may be withheld for any reason, and an attempted assignment or delegation is void.  After Closing, Buyer shall provide ExxonMobil with prior written notice at the address listed in Article 23 of any assignment of rights and obligations under this Agreement to a transferee of all or any portion of the Interests or Properties; provided, however, no assignment or delegation by Buyer of its rights and obligations under this Agreement shall serve to release Buyer from such rights or obligations in the absence of an express release by ExxonMobil.  Buyer shall deliver to ExxonMobil copies of any and all such assignments or delegation agreements within thirty (30) days of execution.

27.06       No Admissions.  Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either XTO Energy or Buyer or their respective Associated Patties.

27.07       No Third-Party Beneficiaries.  There are no third party beneficiaries of this Agreement.

27.08       Public Communications.  Unless provided otherwise in this Agreement, Buyer will not make any press release or public communication concerning this transaction (other than as required in a S-1 filing, reasonable advance notice of which will be provided to XTO Energy) or XTO Energy’s operation of the Interests without XTO Energy’s prior written consent, which consent may be withheld for any reason.  Without prejudice to the foregoing, Buyer shall provide XTO Energy with any proposed press release or public communication ten (10) days prior to its proposed release date.  If Buyer is required by law, rule or stock exchange requirement to make a public comment, statement or communication or any other disclosure with respect to this Agreement, it will provide written notice to XTO Energy specifying the content of the proposed disclosure, the reason that such disclosure is required, and the time and place that the disclosure will be made.

27.09       Audit Clause.  If XTO Energy will own an interest after Closing in any Interest or Property (including overriding royalties, deep rights, and facilities, equipment, or pipelines) or continue to own interests for which XTO Energy requires access across the Interests or Property in order to exercise its rights, then, XTO Energy will reserve concurrent interests in the applicable easements, rights-of-way, contracts and other rights relating to the retained or reserved interests.  XTO Energy reserves the right to perform an audit as stated below one (1) time per calendar year, unless the Parties mutually agree to additional audits to be performed in the same calendar year.

XTO Energy, upon reasonable advance notice in writing to Buyer, shall have the right during normal business hours to access Buyer’s offices, facilities, work sites, warehouses, books,

records, correspondence, instructions, plans, drawings, receipts, vouchers, financial accounts, data stored in computer files or microfiche and personnel to audit Buyer’s accounts and records relating to the retained royalty interest, including any hedge agreements, facilities used for the measurement of production from the properties, for any calendar year within the twenty-four (24) month period following the end of such calendar year.  The same audit rights are to extend to subcontractors.  Buyer shall maintain supporting data and accounting records consistent with generally accepted accounting principles, and the employees and agents of XTO Energy shall have the right to reproduce and retain for the purpose of audit, any of these documents.  XTO Energy shall not be liable for any of Buyer’s contractor’s or subcontractor’s costs resulting from an audit hereunder.

27.10       Headings and Titles.  The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

27.11       Exhibits.  All exhibits referenced in and attached to this Agreement are incorporated into it.

27.12       Includes.  The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variants.  The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

27.13       Severability.  If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then XTO Energy may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

27.14       Counterparts.  This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

27.15       Conflicts.  If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.  Additionally, if the text of this Agreement conflicts or is inconsistent with the terms of any Additional Instruments, then the text of this Agreement will control.

27.16       Not to Be Construed against the Drafter.  Buyer acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms.  Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

27.17       No Waiver.  No waiver by either Party of any part of this Agreement will be deemed to be a waiver of any other part of this Agreement or a waiver of strict performance of the waived part in the future.

27.18       Conspicuousness.  BUYER ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

27.19       Notice of Litigation.  XTO Energy is aware that there are litigation matters pending against XTO Energy which may affect the Interests as described on Exhibit J.  XTO Energy shall notify Buyer promptly upon receipt of any new litigation matters served upon it between Execution Date and Closing Date which may affect the Interests.

27.20       Authority For Expenditures.  Upon receipt by XTO Energy of any authorities for expenditure (“AFE”) pertaining to the Interests and Property providing for an amount greater than $50,000.00 net to XTO Energy’s interest in the Interests and Property, XTO Energy will use its best efforts to promptly deliver notice of such AFE to Buyer and shall not render any formal decision with respect to the AFE to its sender without first discussing such decision with Buyer; provided, however, in the event of an emergency, XTO Energy shall have the tight to take such actions as are reasonably necessary under the circumstances without prior discussion with Buyer if time does not permit such discussions .

27.21       Execution by the Parties.  Neither the submission of this instrument or any information concerning the Interests for Buyer’s examination, nor discussions or negotiations between the Parties constitutes an offer to sell, a reservation of, or an option for the Interests or Property, and this instrument and the underlying transaction will become enforceable and binding between the Parties only upon execution and delivery of this instrument by both XTO Energy and Buyer.

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The Parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Execution Date.

DYNAMIC OFFSHORE		XTO OFFSHORE INC.
RESOURCES, LLC

By:	G.M. McCarroll	By:	/s/ James L. Death

Name:	G.M. McCarroll	Name:	James L. Death

Title:	President and Chief Executive Officer	Title:	Attorney-in-Fact

Date:	7/29/11	Date:	July 29, 2011

HHE ENERGY COMPANY

		By:	/s/ James L. Death

		Name:	James L. Death

		Title:	Attorney-in-Fact

		Date:	July 29, 2011

XH, LLC

		By:	/s/ James L. Death

		Name:	James L. Death

		Title:	Attorney-in-Fact

		Date:	July 29, 2011